UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12
HARRIS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919
September 18, 2007
Dear Fellow Shareholder:
      You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 26, 2007, starting at 10:00 a.m., local time.
      The accompanying Notice of the Annual Meeting and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of three directors for three-year terms expiring in 2010;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2008; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Your Board of Directors unanimously believes that the election of its nominees for directors and the ratification of the appointment of our independent registered public accounting firm are in the best interests of Harris and its shareholders. Accordingly, your Board of Directors recommends a vote FOR the election of its nominees for directors and FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2008. These matters are discussed in greater detail in the accompanying Proxy Statement.
      Following the voting, I will report on our operations and future plans. There will also be an open discussion period during which your questions and comments will be welcome.
      The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented at the meeting by voting over the Internet, by telephone or by using a traditional proxy card. Instructions for these convenient ways to vote are set forth on the enclosed voting instruction card.

Cordially,

Howard L. Lance
Chairman, President and
Chief Executive Officer
YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

Notice of 2007
Annual Meeting of Shareholders
to be held on October 26, 2007

TO THE HOLDERS OF COMMON STOCK
OF HARRIS CORPORATION:
      NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 26, 2007, at 10:00 a.m., local time, for the following purposes:

1.	to elect three directors for three-year terms expiring at the 2010 Annual Meeting of Shareholders;

2.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2008; and

3.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
      Only holders of common stock of record at the close of business on August 31, 2007 are entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.

By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and
Corporate Secretary
Melbourne, Florida
September 18, 2007
IMPORTANT NOTICE
Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please vote over the Internet or by telephone or by completing, signing, dating and promptly mailing the enclosed proxy card for which a postage-paid return envelope is provided.

HARRIS CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Proxy Statement
for
2007 Annual Meeting of Shareholders
to be held on October 26, 2007

GENERAL INFORMATION ABOUT THE MEETING
Why am I receiving this
proxy statement?
      We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “we,” “our” or “us”) for use at the 2007 Annual Meeting of Shareholders to be held on October 26, 2007, and at any adjournments or postponements thereof.
      On September 18, 2007, we commenced mailing and made available electronically to our shareholders: (1) this proxy statement, (2) the accompanying proxy card and voting instructions, and (3) a copy of our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 29, 2007 and our audited financial statements.
What is a proxy?
      A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.
What is a proxy statement?
      This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.
What is the purpose of the meeting?
      The purpose of the 2007 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: the election of three directors for three-year terms expiring at the 2010 Annual Meeting of Shareholders and the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008. This proxy statement provides you with detailed information about each of these matters.
What is a record date and
who is entitled to vote at the meeting?
      The record date for the shareholders entitled to vote at the 2007 Annual Meeting is August 31, 2007. The record date was established by our Board as required by Delaware law, the law of our state of incorporation. Owners of record of shares of Harris common stock at the close of business on the record date are entitled to receive notice of the 2007 Annual Meeting and to vote at the 2007 Annual Meeting and at any adjournments or postponements thereof. You may vote all shares that you owned on the record date.
How many shares can be voted and
what is a quorum?
      You are entitled to one vote for each share of Harris common stock that you own as of the close of business on August 31, 2007. Only our common stock has voting rights. On the record date, there were 136,581,925 shares outstanding and entitled to vote at the 2007 Annual Meeting and approximately 6,742 holders of record.
      A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2007 Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the 2007 Annual Meeting, or 68,290,964 shares of common stock based on the record date of August 31, 2007, will constitute a quorum to hold the Annual Meeting. If you grant your proxy over the Internet, by telephone or by proxy card, your shares will be considered present at the 2007 Annual Meeting and part of the quorum.
What different methods can I
use to vote?
      You have a choice of voting:
       • Over the Internet;
       • By telephone;
       • By mail; or
       • In person at the Annual Meeting.
      Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.
      If you vote over the Internet or by telephone, you should not return your proxy card.
What is the difference between
a “record holder” and an owner
holding shares in “street name”?
      If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, BNY Mellon Shareowner Services. If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.
How do I vote if my shares are
held in my name?
Voting over the Internet
      Voting over the Internet is easy and fast and is available 24 hours a day. Read your proxy/voting instruction card and follow the directions. You will be able to confirm that the system has properly recorded your vote. This vote will be counted immediately, and there is no need to send in your proxy card.
Voting by telephone
      Voting by telephone is also simple and fast and is available 24 hours a day. Call the toll-free telephone number on your proxy/voting instruction card and listen for further directions. To respond to the questions, you must have a touch-tone phone and need to have your proxy/voting instruction card in hand. The telephone voting system allows you to verify that the system has properly recorded your vote. This vote will be counted immediately, and there is no need to send in your proxy card.
Voting by mail
      If you are a shareholder of record, you can save us expense by voting over the Internet or by telephone. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided.
Voting in person at the meeting
      If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting proper personal identification and evidence of your share ownership.
How do I vote if my shares are
held in “street name”?
Voting over the Internet, by telephone or by mail
      If your shares are held in the name of your broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.
Voting in person at the meeting
      If your shares are held in the name of your broker, bank or other nominee and if you plan to attend the Annual Meeting and to vote in person,

you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.
Can I revoke my proxy or change my vote?
      As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Corporate Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.
      If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.
What are my voting choices and
what is the required vote?
      By giving us your proxy, you authorize Harris management to vote your shares at the 2007 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.
Proposal 1: Election of Directors
      In February 2007, our Board amended our By-Laws and Corporate Governance Principles to change the voting standard for the election of our directors in uncontested elections from a plurality to a majority voting standard. In contested director elections, the plurality standard will be retained. We have nominated three directors for election at the 2007 Annual Meeting, and because we did not receive advance notice under our By- Laws of any shareholder nominees for directors, the 2007 election for directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted. If a nominee does not receive a greater number of “For” votes than “Against” votes, he must promptly tender his resignation following certification of the vote. The Corporate Governance Committee shall make a recommendation to the Board regarding action to be taken with respect to such offer to resign. If the Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his term expires and until his successor shall be duly elected or until his prior resignation, death or removal. For additional information regarding the majority voting standard, see “Majority Voting for Directors” on page 17.
      With respect to the proposal to elect three nominees for director, you may:

•	Vote “For” the election of a nominee for director named in this proxy statement;

•	Vote “Against” the election of a nominee for director named in this proxy statement; or

•	“Abstain” from voting for one or more of the nominees named in this proxy statement.

Proposal 2:	Ratification of the Appointment of Independent Registered Public Accounting Firm
      With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.
      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstaining from voting on this matter will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

What is the Harris Board’s voting recommendation?
      The Harris Board of Directors recommends that you vote your shares FOR the election of all three of its nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as Harris’ independent registered public accounting firm for fiscal year 2008.
How do I vote shares held in
the Harris Retirement Plan?
      If you are a participant in the Harris Retirement Plan (“Retirement Plan”) and you own shares of Harris common stock through the Retirement Plan, the proxy/voting instruction card sent to you will also serve as a voting instruction card to the trustee of the Retirement Plan for all shares of our common stock you own through the Retirement Plan. If you do not provide voting instructions for such shares, as directed by the terms of the Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.
How do I vote shares held in the Harris Dividend Reinvestment Plan?
      If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by Mellon Bank, N.A., your proxy/voting instruction card covers the Harris common stock held in your DRIP account. Mellon Bank, N.A., as the DRIP administrator, is the shareholder of record of our common stock owned through the DRIP and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone or by mail using your proxy card.
What happens if I return an
unmarked proxy card?
      If you return your proxy card with no votes marked, your shares will be voted as recommended by our Board as follows:

•	FOR the election of all three of the nominees for director named in this proxy statement; and

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.
      With respect to other matters that may properly be brought before the Annual Meeting, your shares will be voted in the discretion of the proxy holders.
How will my shares be voted if I do not provide instructions to my broker?
      It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (“NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if a quorum is present at the meeting, non-voted shares concerning a particular proposal will not affect the outcome of that proposal. Under NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the election of directors in an uncontested election and the ratification of the appointment of an independent registered public accounting firm. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee has the discretion to vote your shares.
What does it mean if I receive more
than one proxy card?
      If you receive more than one proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is

BNY Mellon Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.melloninvestor.com.
Who pays for the solicitation of proxies?
      We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.
May I access this year’s proxy statement and annual report over the Internet?
      This proxy statement and our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 29, 2007, are available by accessing the Investor Relations section of our website, at www.harris.com/investor-relations.html.
Webcast of the
Annual Meeting of Shareholders
      Our 2007 Annual Meeting of Shareholders will be webcast live on October 26, 2007. You may visit the Investor Relations section of our website at www.harris.com/investor-relations.html, to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions. An archived copy of the webcast also will be available on our website through November 24, 2007. The information contained on our website is not incorporated by reference into this proxy statement.
Who will tabulate and oversee the vote?
      Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate and oversee the vote.
Where can I find the voting results
of the Annual Meeting?
      We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008, which we will file with the Securities and Exchange Commission (the “SEC”) and make available on our website at www.harris.com.
Two-for-One Stock Split
      On February 25, 2005, our Board approved a two-for-one stock split of our common stock (the “Stock Split”). The Stock Split was effected in the form of a 100 percent stock dividend distributed on March 30, 2005 to shareholders of record on March 14, 2005. All references to share amounts, number of options and per share amounts in this proxy statement have been retroactively restated to reflect the effect of the Stock Split for all periods.

PROPOSAL 1: ELECTION OF DIRECTORS — TERMS EXPIRING IN 2010
      Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than thirteen directors, the exact number of directors to be determined from time to time by the Board. The authorized number of directors is presently fixed at eleven. Our Restated Certificate of Incorporation also classifies our Board into three classes of approximately equal size with three-year terms of office ending in different years.
      This year, the terms of Messrs. Lance, Dattilo and Stoffel expire at the 2007 Annual Meeting. Based upon the recommendation of our Corporate Governance Committee, Messrs. Lance, Dattilo and Stoffel have each been nominated by the Board for a new three-year term expiring at the Annual Meeting of Shareholders in 2010. The current terms of our other directors will expire at subsequent Annual Meetings of Shareholders in 2008 or 2009, as the case may be. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.
      Proxies will be voted in favor of electing each of Messrs. Lance, Dattilo and Stoffel to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2010, unless otherwise specified in the proxy/voting instruction card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, proxies voting for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may reduce the number of directors.
      None of our directors, including each of the nominees, is related to any other director, or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.
      Biographical summaries of the nominees and of our continuing directors appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by them as of July 27, 2007 is set forth in the table on page 22.

NOMINEES UP FOR ELECTION —
TERMS EXPIRING IN 2010
Howard L. Lance, 51, is our Chairman, President and Chief Executive Officer. Mr. Lance joined Harris in January 2003 as President and Chief Executive Officer and was appointed Chairman in June 2003. Prior to joining Harris, Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions with different divisions of the company. In 1999, Mr. Lance was named Executive Vice President with operating responsibility for its Electronics and Telecommunications businesses. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc.
Mr. Lance has been a member of our Board since January 2003.
Mr. Lance is also a director of Harris Stratex Networks, Inc. and Eastman Chemical Company and serves on the Board of Trustees of the Aerospace Industries Association, the Manufacturers Alliance/MAPI, Inc., the Florida Council of 100, the United Way of Brevard County and the Florida Institute of Technology.
Thomas A. Dattilo, 56, is Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm. Prior to joining Cerberus in June 2007, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture and sale of passenger and truck tires.

He joined Cooper in January 1999 as President and Chief Operating Officer and was Chairman, President and Chief Executive Officer from April 2000 until August 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.
Mr. Dattilo has been a member of our Board since August 2001 and is a member of the Audit Committee and the Corporate Governance Committee.

Mr. Dattilo is also a director of Alberto-Culver Company. He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance.
Dr. James C. Stoffel, 61, is a retired Senior Vice President, Chief Technical Officer, and Director of Research and Development of Eastman Kodak Company, a film and digital imaging company. He held this position from 2000 to April 2005. He joined Kodak in 1997 as Vice President, Director Electronic Imaging Products Research and Development and became Director of Research and Engineering in 1998. Prior to joining Kodak, he was with Xerox Corporation where he began his career in 1972. His most recent position with Xerox was Vice President, Corporate Research and Technology.
Dr. Stoffel has been a member of our Board since August 2003 and is a member of the Finance Committee and the Management Development and Compensation Committee.
Dr. Stoffel is also a director of Harris Stratex Networks, Inc. and a trustee of the George Eastman House museum. He serves on the Advisory Board for Research and Graduate Studies at the University of Notre Dame and is a member of the advisory board of ASTRI, Hong Kong.

CURRENT DIRECTORS NOT UP FOR ELECTION
     Biographical summaries of our current directors whose terms continue to run until the 2008 or 2009 Annual Meeting of Shareholders appear below.
Terms Expiring In 2008
Lewis Hay III, 51, is Chairman and Chief Executive Officer of FPL Group, Inc., a public utility holding company, and is Chairman and Chief Executive Officer of Florida Power and Light Company. He joined FPL Group in 1999 as Vice President, Finance and Chief Financial Officer. From March 2000 until December 2001, he served as President of FPL Group’s non-utility power-generation subsidiary, FPL Energy, LLC. He was named President and Chief Executive Officer of FPL Group in June 2001 and relinquished the title of President in December 2006. He was named Chairman in January 2002.
Mr. Hay has been a member of our Board since February 2002 and is Chairperson of the Corporate Governance Committee and a member of the Audit Committee.
In addition to being a director of FPL Group, Mr. Hay is also a director of Capital One Financial Corporation, Chairman of the Board of the Institute of Nuclear Power Operators, a director of the Florida Council of 100, a member of the Business Roundtable and a member of the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University.
Karen Katen, 58, is Chairman of the Pfizer Foundation, the philanthropic arm of Pfizer Inc. devoted to supporting healthcare access, education and community outreach initiatives around the world. Ms. Katen retired in March 2007 as Vice Chairman of Pfizer Inc., a research-based, global pharmaceutical company. Ms. Katen joined Pfizer in 1974 and held a series of management positions including serving as President of Pfizer Human Health, the company’s principal operating group.
Ms. Katen has been a member of our Board since December 1994 and is a member of the Business Conduct and Corporate Responsibility Committee and the Management Development and Compensation Committee.
Ms. Katen is also a director of General Motors Corporation and a board member of the National Alliance for Hispanic Health, Catalyst, RAND Health Advisory Board and the New York Botanical Garden. Ms. Katen is a trustee for the University of Chicago and is a council member of the Graduate School of Business at the University of Chicago.
Stephen P. Kaufman, 65, is retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors, peripherals and components. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired as Chief Executive Officer in June 2000 and reassumed that position in June 2002 on an interim basis until September 2002. In January 2001, Mr. Kaufman was appointed a senior lecturer at the Harvard Business School. Prior to joining Arrow, he served in executive capacities with Midland-Ross Corporation.
Mr. Kaufman has been a member of our Board since December 1999 and is Chairperson of the Management Development and Compensation Committee and a member of the Finance Committee.
Mr. Kaufman is also a director of KLA-Tencor Corporation and Thermo Fischer Scientific Inc.
Hansel E. Tookes II, 59, retired from Raytheon Company, a company engaged in defense and government electronics, space, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.
Mr. Tookes has been a member of our Board since April 2005 and is a member of the Audit Committee and the Business Conduct and Corporate Responsibility Committee.
Mr. Tookes is also a director of Corning Incorporated, BBA Aviation plc, FPL Group, Inc. and Ryder System, Inc.

Terms Expiring in 2009
Terry D. Growcock, 61, is retired Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007, but still serves as Chairman of its board. Prior to joining Manitowoc, Mr. Growcock served as Vice President and General Manager of Robertshaw Automotive, a subsidiary of Siebe plc.
Mr. Growcock has been a member of our Board since August 2005 and is a member of the Corporate Governance Committee and the Management Development and Compensation Committee.
In addition to being a director for Manitowoc, Mr. Growcock is also a director of Bemis Manufacturing Company, Chairman of Wisconsin Manufacturers and Commerce, an advisory member of the Kelley School of Business at Indiana University, and a director of the National Association of Manufacturers.
Leslie F. Kenne, Lieutenant General USAF (Ret.), 59, retired in September 2003 from the U.S. Air Force, where she had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Following her retirement from the U.S. Air Force, Ms. Kenne became President of LK Associates, a private independent consulting firm.
Ms. Kenne has been a member of our Board since April 2004 and is Chairperson of the Business Conduct and Corporate Responsibility Committee and a member of the Corporate Governance Committee.
Ms. Kenne is also a director of EDO Corporation and Unisys Corporation.
David B. Rickard, 60, is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management. He has held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.
Mr. Rickard has been a member of our Board since October 2001 and is Chairperson of the Audit Committee and a member of the Finance Committee.
Mr. Rickard is also a director of Jones Lang LaSalle Incorporated.
Gregory T. Swienton, 57, is Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.
Mr. Swienton has been a member of our Board since February 2000 and is Chairperson of the Finance Committee and a member of the Business Conduct and Corporate Responsibility Committee.
In addition to being a director for Ryder System, he is also on the Board of Trustees of St. Thomas University in Miami, Florida.
Recommendation Regarding Proposal 1
     To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.
      Our Board of Directors recommends that you vote FOR each of the nominees in this uncontested election.

GOVERNANCE OF THE COMPANY
Board of Directors
      Our business, property and affairs are managed under the direction of our Board. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of the Board and its committees.
Corporate Governance Principles
      Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Principles which trace their history to 1960 and which have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including board composition, director independence, selection of Board nominees, Board membership criteria, majority voting for directors, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of our Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees. A copy of our Corporate Governance Principles is attached as Appendix A to this proxy statement and is also available on the Corporate Governance section of our website at www.harris.com/harris/cg/.
Director Independence
      The NYSE listing standards and our Corporate Governance Principles require us to have a board of directors with at least a majority of independent directors. Our Board has, and has had for many years, a substantial majority of independent directors. Our Board has adopted Director Independence Standards to assist in the evaluation of the independence of each of our directors. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at www.harris.com/harris/cg/.
      For a director to be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with us other than as a director. A director will not be independent if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•	the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Harris; or

•	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives serve on that company’s compensation committee; or

•	the director was an executive officer or employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, exceeds the greater of

$1 million or 2% of such other company’s consolidated gross revenues.

      The Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of Harris is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable;

•	if a director or an immediate family member of a director of Harris is an executive officer of another company which is indebted to, or to which Harris is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer;

•	if the director is an executive officer of another company in which Harris owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholder’s equity of such other company; or

•	if a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues; or

•	the ownership of Harris shares by a director or a director’s immediate family members.
      Pursuant to our Corporate Governance Principles, the Board undertook its annual review of director independence in August 2007, which included a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that all of our directors (including each nominee for election), with the exception of Mr. Lance, our Chairman, President and Chief Executive Officer, are independent and have no direct or indirect material relationship with Harris other than as a director.
Related Person Transaction Policy
      In August 2007, our Board approved a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors, executive officers and their related interests. This policy supplements the conflicts of interest policies set forth in our Standards of Business Conduct and our Directors’ Standards of Business Conduct and our other internal procedures. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by the Corporate Governance Committee. The Corporate Governance Committee may approve or ratify related person transactions if in its business judgment it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and its shareholders. This may include situations where we provide or receive products or services to or from related persons on an arm’s length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of the Corporate Governance Committee.
      Under the policy, and consistent with SEC regulations, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires each director and executive officer annually to complete a questionnaire to identify their related interests and persons, and to notify us of changes in that information. Before entering into a proposed related person transaction, the related person or business area of Harris is requested to notify our Corporate Secretary of the facts and circumstances of the potential transaction. If the Corporate Secretary determines the proposed transaction is a related person transaction, it shall be submitted to the Corporate Governance Committee for review and consideration. A related person transaction entered into without the Corporate Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to the Corporate Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy.
      Fidelity Investments Institutional Operations Company, Inc. (“FIIS”), a subsidiary of FMR Corp., has provided services to us in connection with the administration of our Retirement Plan. During fiscal 2007 the total amount of expenses directly incurred by us for these services was $42,000. In addition, during fiscal 2007 particpants in the Retirement Plan incurred expenses of $1,265,000 for plan administration and recordkeeping services. Pyramis Global Trust Company, a subsidiary of FMR, provided asset management services for our Retirement Plan for which participants paid $118,000 in fiscal 2007. Based on its holdings reported on a Schedule 13G/ A filed with the SEC, FMR beneficially owned more than five percent of our common stock as of July 27, 2007.
Board Meetings and Attendance
      General. In fiscal 2007, our Board held six regular meetings and three special meetings, and the standing committees of our Board met a total of 21 times. Each director attended at least 75% of the meetings of the Board and of those committees of which he or she was a member. All of the directors taken together attended an average of 98% of such meetings of the Board and committees on which they serve.
      Attendance at Annual Meetings of Shareholders. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend the Annual Meeting of Shareholders. All of our Board members attended the 2006 Annual Meeting of Shareholders.
Executive Sessions of Outside Directors
      Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of non-management directors are held in conjunction with all regularly scheduled Board meetings. Our Board has implemented a system to rotate annually the Board member who chairs these executive sessions of non-management directors among the chairpersons of each of our five standing committees, in alphabetical order by committee name.
Board Committees and Committee Charters
      Currently our Board has five standing committees to assist in the discharge of its responsibilities. These committees are the Audit Committee, the Business Conduct and Corporate Responsibility Committee, the Corporate Governance Committee, the Finance Committee, and the Management Development and Compensation Committee. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at www.harris.com/harris/cg/. Copies of such charters and our Corporate Governance Principles are also available to shareholders free of charge upon written request to our Corporate Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each committee are summarized below.
Audit Committee
      The Audit Committee assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm and our internal audit function.
      The purposes and responsibilities of the Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing our independent registered public accounting firm;

•	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•	Reviewing and discussing with our independent registered public accounting firm and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing our earnings press releases and the types of financial information and guidance provided, and the types of presentations made, to analysts and rating agencies; and

•	Reviewing and discussing with our independent registered public accounting firm and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in Form 10-Q filings, and recommending to our Board the inclusion of our financial statements in our Annual Reports on Form 10-K.
      Our Board has determined in its business judgment that each member of the Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.
      Our Board has also determined in its business judgment that each of the members of the Audit Committee satisfies the “financial literacy” requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of the Audit Committee, satisfies the “audit committee financial expert” criteria as that term is defined by regulation of the SEC and that he is independent of Harris.
      The Audit Committee held eight meetings during the past fiscal year, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.
Business Conduct and Corporate Responsibility Committee
      The purposes and responsibilities of the Business Conduct and Corporate Responsibility Committee include:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•	Reviewing and acting, as appropriate, concerning strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.
      The Business Conduct and Corporate Responsibility Committee held two meetings during the past fiscal year.
Corporate Governance Committee
      The purposes and responsibilities of the Corporate Governance Committee include:

•	Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our

Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles;

•	Developing, reviewing and recommending director compensation, perquisites and benefit plans;

•	Recommending standing committees of our Board and committee assignments;

•	Reviewing the functions of committees of our Board and recommending changes as deemed appropriate;

•	Setting meeting schedules for our Board and recommending meeting schedules for the Board’s committees; and

•	Facilitating our Board’s evaluation of its effectiveness.

      Our Board has determined in its business judgment that each member of the Corporate Governance Committee is independent under the rules of the NYSE and our Director Independence Standards. The Corporate Governance Committee held four meetings during the past fiscal year.
Finance Committee
      The Finance Committee is authorized to periodically review our financial position, capital structure, working capital, capital transactions and financial and investment aspects of our benefit plans. The Finance Committee also reviews our dividend policy, capital asset plan and share repurchase policy and makes recommendations to the Board relating to such plan or policies. The Finance Committee held two meetings during the past fiscal year.
Management Development and Compensation Committee
      The purposes and responsibilities of the Management Development and Compensation Committee include:

•	Reviewing and evaluating plans for our management training and development and organizational structure, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation, perquisites and other benefits of our officers and management;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals, and together with all independent directors of the Board, determining and approving our Chief Executive Officer’s annual salary, cash and stock incentives and other benefits based on this evaluation;

•	Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of a corporate officer (together, in the case of our Chief Executive Officer, with all independent directors of the Board);

•	Administering our stock-based compensation plans; and

•	Reviewing and discussing the Compensation Discussion and Analysis section of this proxy statement with our management and making a recommendation to the Board on the inclusion of the “Compensation Discussion and Analysis” in this proxy statement.
      Our Board of Directors has determined in its business judgment that each member of the Management Development and Compensation Committee is independent under the rules of the NYSE and our Director Independence Standards. The Management Development and Compensation Committee held five meetings during the past fiscal year.

Committee Membership
      The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Management
	Business Conduct and			Development
Audit	Corporate Responsibility	Corporate Governance	Finance	and Compensation

David B. Rickard Thomas A. Dattilo Lewis Hay III Hansel E. Tookes II	Leslie F. Kenne Karen Katen Gregory T. Swienton Hansel E. Tookes II	Lewis Hay III Thomas A. Dattilo Terry D. Growcock Leslie F. Kenne	Gregory T. Swienton Stephen P. Kaufman David B. Rickard Dr. James C. Stoffel	Stephen P. Kaufman Terry D. Growcock Karen Katen Dr. James C. Stoffel
Director Retirement
      It is our policy that a director will retire from our Board effective at the end of the month in which he or she reaches age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting at which such director would stand for re-election, such director shall not stand for re-election. A director is also expected to automatically tender his or her resignation in the event of retirement or other significant change in status from the employment position held when last elected or appointed to our Board, and our Board will then determine whether such director’s continued Board membership is in the best interest of Harris and our shareholders, free from conflicts of interest and is otherwise appropriate.
Communications with Members of our
Board of Directors
      General. Shareholders and other interested persons wishing to communicate directly with our Board may do so by sending an e-mail message to the Board member then presiding over the meetings of our non-management directors — referred to as our “Presiding Independent Director” — at presiding.director@harris.com. Communications sent by e-mail will go simultaneously to the Presiding Independent Director and also to our Corporate Secretary. Shareholders and others may also write to the Presiding Independent Director, c/o Corporate Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Corporate Secretary will review any such written communications and if they are related to the duties and responsibilities of our Board and its committees, they will be forwarded to the Presiding Independent Director. Our Corporate Secretary will periodically provide the Board a summary of all written communications received that were not forwarded because they were unduly hostile, threatening, illegal or similarly inappropriate and will make them available to our Board upon request. Advertisements, solicitations or “spam” and other similar communications will not be forwarded to the directors. The Presiding Independent Director will determine whether communications should be sent to our full Board or a committee.
      Accounting, Internal Control or Auditing Matters. Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control or auditing matters. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Vice President, Internal Audit and Compliance or the Director of Business Conduct or others, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with concerns or complaints may contact our Vice President, Internal Audit and Compliance or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida, 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee.
Standards of Business Conduct
      All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior financial officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our

Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws, corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including employment issues, confidentiality, environmental, health and safety, insider trading, corporate opportunities, antitrust, export control, boycotts, government contracts, international business practices, entertainment and gifts, and use of company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business policies.
      Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at www.harris.com/business-conduct and are also available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct will be posted on our website within four business days following such amendment or waiver.
Director Nomination Process and Criteria
      Our Board is responsible for approving nominees to stand for election as directors. The Corporate Governance Committee assists the Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.
      It is a long-standing policy of our Board to consider director nominees submitted by shareholders. A shareholder who wishes to recommend a nominee for the Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. The required information should be sent to our Corporate Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. The Corporate Secretary will forward properly submitted shareholder-proposed nominations to the Chairperson of the Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals proposed by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner as it evaluates other proposed nominees.
      In addition to proposing nominees for consideration to the Corporate Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed below under “Shareholder Proposals for the 2008 Annual Meeting of Shareholders.” The Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors up for re-election. Pursuant to this process, prior to the annual meeting of shareholders at which an individual director’s term will expire, such director meets with our Chairman and also with the Chairperson of the Corporate Governance Committee to discuss participation on our Board and its committees and other relevant matters. In addition, the Corporate Governance Committee reviews such director’s attendance records, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.
      Our Corporate Governance Principles contain Board membership criteria that apply to nominees for a position on our Board. The Board, based upon the recommendation of the Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is identified by the Corporate Governance Committee, by shareholders or otherwise), will select new nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Giving due consideration to potential conflicts of interest, current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our businesses;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	Fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background and experience.

      Our Corporate Governance Committee has from time to time retained a third-party search firm to assist in identifying and evaluating potential nominees.
Majority Voting for Directors
      In February 2007, our Board amended our By-Laws and Corporate Governance Principles to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on an uncontested election of directors since only votes “For” or “Against” a nominee will be counted. If a nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly tender his or her resignation following certification of the vote. The Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. The Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event the Board shall take action as promptly as practicable. The Board will also promptly publicly disclose its decision and the reasons therefor.
      If the Board does not accept the resignation, the nominee will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and qualified, or until his or her prior resignation, death or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. The election for directors at the 2007 Annual Meeting of Shareholders is an uncontested election.
DIRECTOR COMPENSATION AND BENEFITS
      Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and liability associated with serving on the board of a public company.
      The form and amount of director compensation is periodically reviewed and assessed by the Corporate Governance Committee. The Corporate Governance Committee reviews data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is provided by consultants, including Towers Perrin LLP. Changes to director compensation, if any, are recommended by the Corporate Governance Committee to the Board for action. Employee directors are not compensated for service as a director.
Retainer and Attendance Fees
      Directors who are not employees of Harris currently receive the following fees, as applicable, for their services on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as the Chairperson of each standing committee of our Board other than the Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each standing committee of our Board and for attendance at any other event for or on our behalf.
Equity Awards and Deferred Compensation
      Under the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “Directors’ Deferred Compensation Plan”), on January 1, April 1, July 1 and October 1 of each year, we credit each non-employee director’s account with a number of Harris stock equivalent units having a fair market value equal to $24,000 (for an annual rate of $96,000), which amount may be changed from time to time by our Board.
      In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004 no further deferrals of director compensation were permitted and no further annual awards were made under the 1997 Directors’ Plan.
      Amounts deferred at the election of a non-employee director under such plans are invested in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based upon the fair market value of Harris common stock on the date of deferral. Such Harris stock equivalent units are equivalent in value to shares of our common stock. A non-employee director may not transfer or reallocate amounts deferred into other investments into Harris stock equivalent units. Amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives provided director minimum stock ownership guidelines are satisfied. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement or death. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date.
      A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within five years after his or her resignation or retirement or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after a director’s resignation or retirement, provided that all amounts are fully paid within ten years after resignation or retirement.
      Within 90 days of a change in control and to the extent permitted by the regulations adopted under the American Jobs Creation Act of 2004, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her deferred accounts.
      Amounts credited to directors’ accounts in the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors and directors are treated as our unsecured general creditors.
Reimbursement, Insurance and Charitable Gift Matching
      We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses. In addition, we provide each non-employee director with accidental death and dismemberment insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance and the total aggregate premiums for coverage for all non-employee directors during fiscal 2007 was $450.
      Non-employee directors may participate in our charitable gift matching program available to all employees, where we match contributions to eligible post-secondary educational institutions and charitable organizations up to an annual maximum of $10,000 per employee or director.

Fiscal 2007 Compensation of Non-Employee Directors
      The following table sets forth information regarding compensation to each of our non-employee directors for fiscal 2007. We do not currently have a non-equity incentive plan or pension plan for directors.

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation
Name	$(1)	$(2)	$(3)	$(4)	$(5)	Total

Thomas A. Dattilo	$95,000	$96,000	$10,238	$0	$0	$201,238

Terry D. Growcock	$87,000	$96,000	$0	$0	$0	$183,000

Lewis Hay III	$102,000	$96,000	$10,238	$0	$10,000	$218,238

Karen Katen	$85,000	$96,000	$10,238	$0	$10,000	$201,238

Stephen P. Kaufman	$94,000	$96,000	$10,238	$0	$10,000	$210,238

Leslie F. Kenne	$90,000	$96,000	$14,138	$0	$0	$200,138

David B. Rickard	$103,000	$96,000	$10,238	$0	$0	$209,238

Dr. James C. Stoffel	$85,000	$96,000	$10,938	$0	$72,400	$264,338

Gregory T. Swienton	$90,383	$96,000	$10,238	$0	$10,000	$206,621

Hansel E. Tookes II	$85,000	$96,000	$0	$0	$0	$181,000

(1)	Amounts shown in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in fiscal 2007 in respect of Board and committee retainers and meeting fees and includes amounts that may have been deferred at the director’s election and credited to accounts in our Directors’ Deferred Compensation Plan.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”) for fiscal 2007 with respect to the Harris stock equivalent units awarded to each director in fiscal 2007 and credited to each such director’s account under the Directors’ Deferred Compensation Plan as described above. Under FAS 123R, the fair value of these stock awards is determined as of the grant date using our closing market price on the date of grant. Since these amounts are fully vested, the full fair value is recognized as an expense in fiscal 2007. These amounts reflect our accounting for these stock awards and do not correspond to the actual values that may be recognized by the directors.

As of June 29, 2007, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Thomas A. Dattilo — 10,185 units; Terry D. Growcock — 3,425 units; Lewis Hay III — 23,889 units; Karen Katen — 48,741 units; Stephen P. Kaufman — 14,734 units; Leslie F. Kenne — 5,308 units; David B. Rickard — 20,368 units; Dr. James C. Stoffel — 7,369 units; Gregory T. Swienton — 36,763 units; and Hansel E. Tookes II — 4,388 units.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2007 with respect to stock options previously granted. The use of stock options as an element of compensation for our directors was discontinued after October 2004. The assumptions used for the valuations are set forth in Note 14 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007. Options previously awarded to our non-employee directors are nonqualified for tax purposes and were automatically granted upon a non-employee director’s initial election or appointment to the Board and annually to non-employee directors on the date of each of our annual meetings of shareholders. Such options were priced using the closing market price of our stock on the date of grant. All such options will be fully vested not later than October 22, 2007. Options granted to non-employee directors expire no later than ten years after the date of grant. These amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be recognized by the directors.

As of June 29, 2007, the following directors held the following aggregate number of outstanding stock options: Thomas A. Dattilo — 5,000; Lewis Hay III — 16,000; Karen Katen — 33,224; Stephen P. Kaufman — 5,000; Leslie F. Kenne — 8,000; David B. Rickard — 16,000; Dr. James C. Stoffel — 12,000; and Gregory T. Swienton — 20,000.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)	The amounts shown for Dr. Stoffel reflect fees paid to him as a non-employee director of Harris Stratex Networks, Inc., a publicly-traded, majority-owned subsidiary of ours of which we currently own approximately 57% of the outstanding shares. Dr. Stoffel serves on the Harris Stratex Networks board as one of our nominees. The Compensation Committee of the Harris Stratex Networks Board is authorized to determine the compensation for its non-employee directors. Dr. Stoffel received $35,000 for board and committee retainer and attendance fees and $37,400 in stock awards for service as a non-employee director of Harris Stratex Networks, as calculated in accordance with SEC rules.

As noted above, non-employee directors may participate in our charitable gift matching program up to an annual limit of $10,000 per director. While our directors participate on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed. The amount shown for Mr. Hay, Ms. Katen, Mr. Kaufman and Mr. Swienton represent the amount of charitable gift matching payments.
Stock Ownership Guidelines for Non-Employee Directors
      To further align the interests of members of our Board and shareholders, our Board has previously approved stock ownership guidelines for our non-employee directors. Such directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of four times such directors’ basic annual retainer, which value is currently $220,000 (based upon the current $55,000 basic annual retainer). As of September 15, 2007, all of our non-employee directors met the stock ownership guidelines.
Indemnification
      We have entered into indemnification agreements with each of our directors and Board elected officers including the executive officers named in the Summary Compensation Table on page 38. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which they are, or are threatened to be made, parties as a result of their service to us.
      Under the indemnification agreements, each director or officer will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Harris with respect to suits or proceedings arising from his or her service to us.

OUR LARGEST SHAREHOLDERS
      The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than five percent of our common stock. The following table sets forth as of July 27, 2007 the beneficial ownership of our common stock by each person who has reported to the SEC beneficially owning more than five percent of our common stock, based on the reports filed by these persons.

	Amount and
Name and Address of	Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

FMR Corp.	15,016,527 (1)	11.20%	(1)
82 Devonshire Street Boston, Massachusetts 02109
U.S. Trust Corporation	7,021,661 (2)	5.24%	(2)
United States Trust Company, N.A. 114 West 47th Street, 25th Floor New York, NY 10036-1532

(1)	Beneficial and percentage ownership information is based on information contained in Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of our common stock: (a) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owned 13,133,767 shares (for which Edward C. Johnson 3d and FMR Corp. had sole dispositive power) as a result of its acting as investment advisor to various investment companies; (b) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., which provides investment advisory services to individuals, beneficially owned 827 shares; (c) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR Corp., beneficially owned 1,300 shares (for which Edward C. Johnson 3d and FMR Corp. had sole dispositive power and sole voting power) as a result of its serving as investment advisor to various institutional accounts, mutual funds and investment companies; (d) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp., beneficially owned 164,633 shares (for which Edward C. Johnson 3d and FMR Corp. had sole dispositive power and sole voting power) as a result of its serving as investment manager of institutional accounts; and (e) Fidelity International Limited (“FIL”), a separate corporate entity from FMR Corp., beneficially owned 1,716,000 shares (for which FIL had sole dispositive power over 1,716,000 shares and sole voting power over 1,661,300 shares). Members of Mr. Johnson’s family are the predominant owners of Series B shares of FMR Corp. representing 49% of the voting power of FMR Corp. and all Series B shareholders have entered into a shareholders’ agreement under which all Series B shares will be voted in accordance with the majority vote of Class B shares. As such, members of Mr. Johnson’s family may be deemed to be members of a controlling group with respect to FMR Corp. Partnerships controlled predominantly by members of Mr. Johnson’s family and FIL, or trusts for their benefit, own approximately 47% of the voting power of FIL. FMR Corp. and FIL are of the view that they are not acting as a group and that they are not otherwise required to attribute to one another the beneficial ownership of our common stock. However, FMR Corp. filed Amendment No. 5 to Schedule 13G on February 14, 2007 on a voluntary basis as if all of the shares were beneficially owned by FMR Corp. and FIL on a joint basis.

(2)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on February 14, 2007 by U.S. Trust Corporation (“UST Corp.”) and United States Trust Company, N.A., a wholly-owned direct subsidiary of UST Corp. According to the schedule, the reporting persons beneficially owned 7,021,661 shares of our common stock (for which the reporting persons had sole dispositive power over 6,740,760 shares, shared dispositive power over 278,901 shares, sole voting power over 1,930,173 shares and shared voting power over 7,530 shares) and UST Corp. filed the schedule in its capacity as investment advisor to its clients who are record owners of the shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of July 27, 2007, by (a) each director, including the nominees for election at the 2007 Annual Meeting, (b) our Chief Executive Officer and each other named executive officer, and (c) all our directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of July 27, 2007, no individual director, nominee for director or named executive officer beneficially owned 1% or more of our common stock. As of July 27, 2007, our directors and executive officers, as a group, beneficially owned 1.39% of our common stock.

	Shares Beneficially Owned

		Shares	Total
		Under	Shares
	Shares	Exercisable	Beneficially	Stock
Name	Owned(1)	Options(2)	Owned(3)	Units(4)

Directors:
Thomas A. Dattilo	0	4,000	4,000	11,097
Terry D. Growcock	1,013	0	1,013	3,865
Lewis Hay III	0	15,000	15,000	24,860
Karen Katen	10,000	32,224	42,224	49,653
Stephen P. Kaufman	4,000	4,000	8,000	15,174
Leslie F. Kenne	0	7,000	7,000	5,748
Howard L. Lance(5)*	263,552	453,271	716,823	6,090
David B. Rickard	0	15,000	15,000	21,326
Dr. James C. Stoffel	0	11,000	11,000	7,809
Gregory T. Swienton	0	19,000	19,000	37,371
Hansel E. Tookes II	1,000	0	1,000	4,828
Named Executive Officers:
Robert K. Henry(5)	183,793	111,200	294,993	5,451
Gary L. McArthur(5)	46,690	74,500	121,190	1,596
Jeffrey S. Shuman(5)	39,294	31,834	71,128	381
Timothy E. Thorsteinson	0	28,000	28,000	38,400
All Directors and Executive Officers as a group (21 persons)(6)	724,634	1,090,818	1,815,452	240,447

*	Also a named executive officer.
(1)	Includes shares over which the person or members of his or her immediate family hold or share voting and/or investment power and excludes shares listed under the columns “Shares Under Exercisable Options” and “Stock Units.” For named executive officers, includes shares owned through our Retirement Plan.
(2)	Includes shares underlying options granted by us which are exercisable as of July 27, 2007, and shares underlying options which become exercisable within 60 days thereafter.
(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Under Exercisable Options.”
(4)	For the non-employee directors, this column represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation or retirement, may not be voted and may be transferred in limited instances as discussed above under “Director Compensation and Benefits.” For the named executive officers other than Mr. Thorsteinson, this column includes amounts deferred in the form of stock equivalent units under our SERP, which are settled in cash following, or under certain circumstances prior to, retirement. Stock equivalent units deferred under the SERP may not be voted or transferred. Amounts in this column are not included in the “Total Shares Beneficially Owned” column. For Mr. Thorsteinson, this column includes 13,200 performance share units and 25,200 restricted stock units. Such units are not deemed beneficially owned until restrictions on the units have lapsed. Such units are payable in shares of our common stock upon vesting.
(5)	The shares reported as beneficially owned include performance or restricted shares for which the performance or restriction period had not expired and as to which the named individuals have sole voting power but no investment power, as follows: Mr. Lance — 119,200 performance shares; Mr. Henry — 39,700 performance shares and 50,000 restricted shares; Mr. McArthur — 20,200 performance shares and 10,000 restricted shares; and Mr. Shuman — 15,400 performance shares and 18,000 restricted shares.
(6)	The shares reported as beneficially owned by all directors and executive officers, as a group, include 382,000 performance shares and restricted shares awarded to the executive officers as to which the executive officers have sole voting power but no investment power. No directors or executive officers have pledged any shares of our stock.

REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.
      The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable related legal and regulatory requirements;

•	The independence and qualifications of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.
      The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.
      Management of Harris is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y is also responsible for auditing management’s assessment and the effectiveness of Harris’ internal control over financial reporting. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of and plans for their respective audits. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
      In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s and E&Y’s assessments of reports on the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses; which assessments and reports did not include the internal controls of Harris Stratex Networks, Inc., Harris’ publicly-traded, majority-owned subsidiary which resulted from the combination of Harris’ former Microwave Communications Division with Stratex Networks, Inc. during fiscal 2007, or the internal controls of Multimax Incorporated, which was acquired by Harris during fiscal 2007;

•	Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public

Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communication with Audit Committees;

•	Received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, and discussed the independence of E&Y with E&Y;

•	Reviewed the services provided by E&Y other than its audit services and considered whether the provision of such other services by E&Y is compatible with maintaining its independence, discussed with E&Y, E&Y’s independence, and concluded that E&Y is independent from Harris and its management; and

•	Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on Form 10-K for the fiscal year ended June 29, 2007 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

      In reliance upon the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended June 29, 2007, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, E&Y as Harris’ independent registered public accounting firm for the fiscal year ending June 27, 2008.

Submitted on August 24, 2007 by the Audit Committee of the Board of Directors.

David B. Rickard, Chairperson Thomas A. Dattilo Lewis Hay III Hansel E. Tookes II
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
      The Compensation Discussion and Analysis section of our proxy statement is intended to help our shareholders understand our executive compensation philosophy, objectives, elements, policies and practices. It is also intended to provide context for the compensation information for our Chief Executive Officer (“CEO”), Chief Financial Officer and our three other most highly compensated executive officers (our “named executive officers”) detailed in the Summary Compensation Table on page 38 and in the other tables and narrative discussion that follows.
Philosophy and Objectives of Our Compensation Program
      The overall objective of our executive compensation program is to foster the creation of sustainable long-term value for our shareholders. The following principles and guidelines provide a framework for our overall executive compensation program:

•	Alignment with Shareholders’ Interests — Executives’ interests are more directly aligned with the interests of our shareholders when compensation programs: emphasize short- and long-term performance, business objectives and the strategic focus of our businesses; are significantly impacted by the value of our stock; and require a continuing significant ownership of our stock.

•	Competitiveness — To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term shareholder value, our total compensation and benefits must be competitive and reflect the value of each executive’s position in the market and within Harris.

•	Motivate Achievement of Financial and Strategic Goals — The most effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation.

•	Reward Superior Performance — While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.
Our Executive Compensation Process
      The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Management Development and Compensation Committee of our Board (the “Compensation Committee”). The Compensation Committee, which is comprised solely of independent directors, reviews and approves the features and design of our executive compensation program, and approves the compensation levels, individual objectives and financial targets for our executive officers, other than our CEO. The independent directors of the Board approve the compensation level and individual objectives and financial targets for our CEO. The Compensation Committee also reviews and assesses the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives with an emphasis on creating a “pay for profitable growth” environment.
      In fiscal 2007, the Compensation Committee retained Pearl Meyer & Partners, an independent executive compensation consulting firm, to provide objective analysis, advice and information to the Compensation Committee related to CEO compensation, including competitive market data. Pearl Meyer & Partners reports to the Compensation Committee and does not provide any services to Harris management. In addition, the Compensation Committee has also utilized the services of Towers Perrin, LLP in the limited area of retirement benefits for our CEO. Our management uses Towers Perrin to provide director and executive officer compensation, actuarial and benefit plan consulting services and provides the Compensation Committee with details of the work performed by Towers Perrin and its fees. The Compensation Committee has determined that providing these services to management does not impair the ability of Towers Perrin to render impartial services to the Compensation Committee in the limited area of CEO retirement benefits.
      The Compensation Committee considers recommendations from our CEO and senior management in making decisions regarding our executive compensation program and compensation of our executive officers. As part of the annual compensation planning process, our CEO and other senior executives recommend targets for our incentive compensation programs to the Compensation Committee. Following an annual performance review process, including assessment of the achievement of established financial and non-financial objectives, our CEO also recommends base salary and incentive and equity awards for our other executive officers. Our CEO presents to the Compensation Committee his evaluation of each such executive officer’s contributions during the previous year, including strengths and development needs, and reviews succession plans for each of the executive positions. Individual performance impacts the compensation of our employees, especially the CEO and our executive officers.
      After input from our CEO and management, as well as from the Compensation Committee’s independent consultants and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of each compensation element for our executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s three-year compensation history, including base salary, annual cash incentive and equity awards and also reviews the types and levels of other benefits such as change in control severance agreements, retirement plans and perquisites. In the case of our CEO, the review and final determination is made by all of our independent directors of the Board, giving due consideration to the Compensation Committee’s recommendations.
      In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short- and long-term financial measures, weighting and targets. For our CEO, the Compensation Committee recommends such measures, weighting and targets to our independent directors of the Board. The specific financial measures, targets and objectives are believed to foster the creation of sustainable long-term value for our shareholders and are aligned with our Board-approved, long-term strategic growth plan and annual operating plan.
      At the end of each fiscal year, the independent directors of the Board meet in executive session under the leadership of the Chairperson of the Compensation Committee to conduct a performance review of our CEO. During such review, the directors evaluate the CEO’s achievement of agreed-upon objectives established at the start of the year, overall performance, the CEO’s personal self-evaluation of his effectiveness over the past year and other accomplishments. For the other executive officers, the Compensation Committee receives a specific compensation recommendation from our CEO, which is based upon an assessment of the performance, achievement of objectives for the executive and their organization established at the start of the fiscal year, contribution to company performance and other accomplishments.
Competitive Benchmarking
      Each element of our executive compensation program is addressed in the context of competitive practices. The Compensation Committee reviews external benchmarks, surveys and trend information from multiple executive compensation surveys and consultants. The Compensation Committee benchmarks total target compensation and each element of compensation for our CEO and other executives to be within a range around the 50th percentile of the market. While the Compensation Committee reviews benchmark data, it retains discretion in setting an executive’s compensation, and as a result compensation for an executive may differ materially from the benchmarks and is influenced by factors including experience, position, tenure, individual and organization factors, retention needs and other factors. For fiscal 2007, the Compensation Committee engaged Pearl Meyer & Partners to assess CEO median pay levels, the competitive position of our CEO’s compensation and the mix and elements of CEO pay. The comparison group used for assessing CEO compensation consists of companies with one or more of the following attributes: business operations in the industries and businesses in which we participate; similar revenue and market capitalization; and businesses that are complex and broad and/or compete with us for executive talent. For fiscal 2007, the comparison group used for assessing our CEO’s compensation consisted of the following 21 companies:

• Agilent Technologies, Inc.	• Juniper Networks, Inc.
• Alliant Techsystems Inc.	• Molex Incorporated
• AMETEK, Inc.	• NCR Corporation
• Applied Materials, Inc.	• Pitney Bowes Inc.
• Armor Holdings, Inc.	• Precision Castparts Corp.
• Avaya Inc.	• Rockwell Automation, Inc.
• Diebold, Incorporated	• Rockwell Collins, Inc.
• Dover Corporation	• SPX Corporation
• DRS Technologies, Inc.	• Tellabs, Inc.
• Goodrich Corporation	• Thomas & Betts Corporation
• ITT Corporation
      The Compensation Committee periodically reviews the appropriateness of the comparison group used for assessing our CEO’s compensation and makes changes it determines are appropriate.
      For executive officers other than our CEO, the competitive data considered for fiscal 2007 was based upon a composite of broad survey data provided by Towers Perrin, Hewitt Associates and Radford.
Elements of Our Compensation Program
      During fiscal 2007, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunity;

•	equity-based long-term incentives, including stock options, performance shares, performance share units and in certain limited instances, restricted stock and restricted stock units;

•	change in control, severance and other post-employment pay and benefits;

•	retirement, profit-sharing, welfare and other personal benefits; and

•	perquisites.

      The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders.
Named Executive Officer Target Direct Compensation Mix
      The following table sets forth the target fiscal 2007 compensation for our named executive officers by type of compensation as a percentage of the executives’ target total direct compensation. The table demonstrates the compensation philosophy described in this Compensation Discussion and Analysis in which the significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards. The targets were set at the start of fiscal 2007. The Annual Base Salary Rate in the table is the annual rate of base salary approved for the named executive officers effective September 1, 2006. Target Non-Equity Incentive Plan Compensation is the target annual incentive compensation payable for achievement of financial measures at target. The Target Equity Award dollar value is based upon a multiple of annual base salary established for each of the named executive officers. Such dollar value was used to determine the actual number of stock options granted and performance shares or performance share units awarded as discussed below. These values differ from the dollar values for stock awards and option awards set forth in the Summary Compensation Table on page 38 which are based upon the amount of FAS 123R expense recognized in fiscal 2007 for awards and grants made in fiscal 2007 and prior fiscal years. The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

			Target Non-Equity
	Annual Base		Incentive Plan		Target Equity		Target Total Direct
Named Executive Officer	Salary Rate		Compensation		Awards		Compensation

Howard L. Lance Chairman, President and Chief Executive Officer	$950,000	16%	$1,275,000	21%	$3,800,000	63%	$6,025,000	100%

Gary L. McArthur Vice President and Chief Financial Officer	$380,000	27%	$255,000	18%	$760,000	55%	$1,395,000	100%

Robert K. Henry Executive Vice President and Chief Operating Officer	$500,000	23%	$400,000	19%	$1,250,000	58%	$2,150,000	100%

Timothy E. Thorsteinson President, Broadcast Communications Division	$425,000	32%	$285,000	21%	$637,500	47%	$1,347,500	100%

Jeffrey S. Shuman Vice President, Human Resources and Corporate Relations	$355,000	27%	$240,000	18%	$710,000	55%	$1,305,000	100%

Base Salary and How Base Salary is Determined
General Considerations
      We provide executives with a base salary for services rendered during the year. The Compensation Committee reviews executive base salaries on an annual basis as well as any time there is a substantial change in responsibilities.
      In line with motivating achievement of financial performance goals and strategic objectives and related focus on at-risk compensation, the Compensation Committee seeks to have the majority of the executive officers’ pay at-risk in the form of short- and long-term compensation opportunity. When the Compensation Committee sets the executive officers’ base salaries, it takes into account each officer’s level and amount of responsibility. In general, executive officers with higher levels and amounts of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.
2007 Base Salary for Named Executive Officers
      In August 2006, the Compensation Committee determined that base salary increases were appropriate for the named executive officers based upon consideration of the comparative compensation data, targets for annual total cash compensation, performance for the prior fiscal year, the other factors discussed above and the CEO’s recommendations for the other named executive officers.
      Mr. Lance’s base salary was increased in fiscal 2007 by 2.7% to $950,000. Mr. Lance’s percentage increase was lower than the other named executive officers as the independent Board members determined to further the objective of having more of his compensation tied to performance. Mr. McArthur’s base salary was increased 18.8% to $380,000, reflecting adjustments as a result of his promotion to chief financial officer in March 2006 as well as a merit increase. Mr. Henry’s base salary was increased 11.1% to $500,000, reflecting adjustments as a result of his increased responsibilities as well as a merit increase. The 6.3% increase for Mr. Thorsteinson to $425,000 was based upon merit. Mr. Thorsteinson is located in our offices in Toronto, Canada. Pursuant to the terms of his employment letter agreement, Mr. Thorsteinson’s base salary is expressed in U.S. dollars and paid to him in Canadian dollars at a conversion rate that is set forth in his employment letter agreement and reviewed periodically. The 7.6% increase for Mr. Shuman to $355,000 was based upon merit.
Annual Incentive Pay and How Annual Incentive Pay is Determined
Annual Incentive Plan
      Under our Annual Incentive Plan, which was approved by our shareholders in October 2005, the Compensation Committee sets an annual incentive compensation target for each executive officer and recommends to the independent directors of the Board the target for our CEO. The Compensation Committee also establishes specific financial performance measures and targets including the relative weighting and thresholds. The financial measures are aligned with our Board-approved annual operating plan, and during the year regular reports are made to the Board about our performance compared with the targets. The Compensation Committee selects performance measures and targets believed to be important indicators of our progress and success. In certain instances, targets established at the start of the fiscal year are adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations. Through our Annual Incentive Plan a substantial portion of an executive’s annual cash compensation is directly tied to our financial performance. The target amount of variable, at-risk annual cash compensation tied to our performance also generally increases with an executive’s level of management responsibility. For the executive officers other than our CEO, the amount paid is based upon actual performance for the year against the financial targets, subject to an upward or downward adjustment ranging from zero to 20% of the financial calculation. This adjustment is determined by the Compensation Committee based upon the recommendation of the CEO and an assessment of the achievement of individual priority objectives established at the start of the year.
      Our CEO’s annual incentive compensation is subject to a maximum set by the independent directors of the Board at the start of each fiscal year based upon an earnings per share (“EPS”) target, with the actual amount based upon actual performance for the year against EPS and revenue financial targets and the assessment against individual objectives established at the start of the year that the independent directors of the Board determined are important to our strategic success.

•	Determination of Incentive Targets — Annual incentive target amounts expressed as a dollar amount are established for participants at the beginning of each fiscal year using our CEO comparison group as a reference point for our CEO and the composite of broad survey data as a reference point for the other named executive officers. Annual incentive opportunities provide executives the potential to achieve total cash compensation above the target if our financial performance is above target. However, there is downside risk if performance is below target. Annual payouts can range from zero to 200 percent of target depending on our financial performance and individual performance against individual objectives.

•	Financial Performance Measures, Targets and Weighting — Annual incentives for fiscal 2007 were based upon revenue and profitability, with profitability being determined by either EPS or segment operating income. As a general principle, we seek to set performance targets that are both challenging and achievable.

•	Revenue — A measure intended to motivate growth needed to expand our business and increase future shareholder value.

•	EPS — A measure of profitability commonly used by investors to assess a company’s annual financial performance. In fiscal 2008, the Compensation Committee has determined in its business judgment to change this profitability measure from EPS to earnings before interest and taxes (“EBIT”). This change is intended to reinforce our focus on operating results.

•	Segment Operating Income — For our executive officers that have responsibilities for leading one or more business segments, we believe that segment operating income is an important measure of success.
      The Compensation Committee believes that these financial performance measures encourage our executives and employees to focus on improving both revenue and profitability. We believe these measures are also effective motivators because they are measurable, clearly understood and the drivers of the creation of sustainable long-term value for our shareholders.
      For each financial measure, there is no payout for performance below the threshold which in fiscal 2007 was 50% of target for EPS and segment operating income and was 80% of target for revenue. For performance of a financial measure above threshold up to the target, the payout factor is calculated on a one-for-one basis (for example, if EPS is at 70% of target, the EPS payout factor is 70% of target). For performance above target, the payout factor is calculated on a two-for-one basis up to a maximum payout factor of 200% of target for such measure (for example, if EPS is at 110% of target, the fiscal 2007 payout factor is 120% for the portion of the annual incentive based upon EPS).

2007 Annual Incentive Awards for Named Executive Officers
      For fiscal 2007, the Compensation Committee, and with respect to our CEO, the independent directors of the Board, approved the financial measures and weighting, target incentives and the payouts, which also reflected an assessment of individual objectives, for the named executive officers as follows:

					Actual
	Financial		Target		Payout
Named Executive	Measure and		Annual	Actual Annual	Against
Officer	Weighting		Incentive	Incentive Payment	Target

Howard L. Lance	• EPS	50%	$1,275,000	$1,550,000	122%
	• Harris revenue	50%

Gary L. McArthur	• EPS	50%	$255,000	$298,000	117%
	• Harris revenue	50%

Robert K. Henry	• EPS	20%	$400,000	$445,000	111%
	• Segment revenue	40%
	• Segment operating income	40%

Timothy E. Thorsteinson	• EPS	20%	$285,000	$232,000*	81%
	• Segment revenue	40%
	• Segment operating income	40%

Jeffrey S. Shuman	• EPS	50%	$240,000	$283,000	118%
	• Harris revenue	50%

*	This payment amount does not give effect to the conversion and payment in Canadian dollars.
     For fiscal 2007, the Harris EPS target used for the named executive officers, and the Harris revenue target, used for Messrs. Lance, McArthur and Shuman, were $2.61 and $4.0 billion, respectively. For Mr. Henry, the fiscal 2007 segment revenue and operating income measures were based upon the combined targets for the Government Communications Systems segment and the RF Communications segment, which targets were $2.99 billion for segment revenue and $570 million for segment operating income. Fiscal 2007 segment revenue and operating income targets for the Broadcast Communications segment, which were applicable to Mr. Thorsteinson, were $645 million for revenue and $82 million for operating income. These financial measures and targets represent internal measurements of performance, and while we make the calculations based upon our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) our results may be adjusted by the Compensation Committee to take into account items determined not to be reflective of normal, ongoing business operations. In making specific decisions on which items to include or exclude from our financial results the Compensation Committee has adopted guidelines, including that any adjustment must be objectively measurable under GAAP.
      Our actual fiscal 2007 performance for the financial measures was: $3.43 for EPS; $4.2 billion for Harris revenue; $3.2 billion for combined revenue for the Government Communications Systems and the RF Communications segments, with combined operating income of $629 million; and $600 million revenue for the Broadcast Communications segment with operating income of $11.9 million. The Compensation Committee adjusted the EPS results from $3.43 downward to $2.79 to eliminate the impact of the gain on the combination of our former Microwave Communications Systems Division and Stratex Networks, Inc. and unforecasted charges for asset impairments, restructuring charges, severance costs, and acquisition- and combination-related costs. The Compensation Committee also adjusted the segment operating income results of the Broadcast Communications segment from $11.9 million to $41 million to eliminate unforecasted charges for such items as severance, facility exit and impairment of capitalized software.
      An upward adjustment of 11% was made to Mr. Lance’s calculated incentive amount based upon the Compensation Committee’s recommendation to the independent members of the Board regarding Mr. Lance’s performance against the following individual objectives established at the start of the fiscal year: (1) technology development, transfer and commercialization; (2) execution of our international business plan; and (3) organization development including management depth, diversity and employee engagement/motivation.
      Final fiscal 2007 annual incentive payments approved by the Compensation Committee for the other named executive officers were adjusted from 2% lower to 6% higher than the calculated amount resulting from adjusted performance results compared with financial targets. The adjustments made were based upon our CEO’s recommendation as a result of his assessment of individual performance versus the pre-established individual objectives.
      The annual cash incentive payouts in respect of fiscal 2007 also appear in the Summary Compensation Table on page 38 under the “Non-Equity Incentive Plan Compensation” column.
Long-Term Compensation —
Equity Incentives and How Long-Term
Compensation is Determined
      We provide long-term incentives through a combination of stock options and performance share awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals. Performance share grants motivate our executives to achieve our long-term financial goals and link such financial results with the performance of our stock over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial targets and award targets. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock. The total value of long-term compensation for our executive officers is typically set by reference to a multiple of such executive officers’ base salary, which equity-based multiple is assessed using the CEO comparison group for our CEO and the composite of broad survey data for the other named executive officers.
      For fiscal 2007, the Compensation Committee determined that 60% of the value of long-term incentive opportunity at the time of award would be allocated as stock options and 40% would be allocated as performance shares. The value of performance share awards was set by converting such value into a number of performance shares based upon our 60-day average stock price ending in mid-August 2006, several weeks in advance of the actual grant approved at the Compensation Committee’s late-August 2006 meeting. In determining the number of options to be granted, the Compensation Committee derived an approximate value for each option using such 60-day average stock price and the Black-Scholes-Merton option-pricing model and then divided the target long-term incentive value to be delivered in the form of stock options by such option value.
Stock Options
      Stock options directly align the interests of executives and shareholders as the options only result in gain to the recipient if our stock price increases above the exercise price of the options. In addition, options are intended to help retain key employees because they vest over a period of three years and, if not exercised, are forfeited if the employee leaves Harris before retirement, subject to limited exceptions discussed below.
      The Compensation Committee, together with the independent directors of the Board in the case of our CEO, considers annual grants of stock options to our executive officers at the beginning of each fiscal year. Stock options granted to our named executive officers and other employees during fiscal 2007 were made pursuant to our Harris Corporation 2005 Equity Incentive Plan, which was approved by our shareholders in October 2005, and have the following terms:

•	An exercise price equal to the closing price of our stock on the date of grant;

•	Vest in installments of 50% on the first anniversary of the grant date, an additional 25% on the second anniversary and the final 25% on the third anniversary;

•	Expire 7 years from the grant date; and

•	Vesting accelerates upon a change in control or other events as discussed below.
      A listing of the stock options granted to our named executive officers in fiscal 2007 appears in the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40. For additional information relating to the terms and conditions of stock options, see the notes to the Outstanding Equity

Awards at 2007 Fiscal Year End Table on page 42.
Performance Share Awards
      Financial measures for performance shares granted in fiscal 2007 covering the three-year performance period of fiscal 2007 through fiscal 2009 include the achievement of cumulative EPS for the three-year period and average return on invested capital against targets, weighted equally. We believe EPS and average return on invested capital encourage our executives to focus on improving earnings and capital management over the long-term and that these measures align with our objective of creating sustainable long-term value for our shareholders. The Compensation Committee also reviews our performance during the three-year period compared with companies included in the Standard and Poor’s 500 and Midcap 400 indices and may adjust payouts up or down based on this review of our relative performance. The actual performance share award payout with respect to fiscal 2007 grants can range from 0% to 150% of the target number of performance shares. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40.
      For fiscal 2007, the Compensation Committee, and with respect to Mr. Lance, the independent directors of the Board, approved the grant of performance shares to our named executive officers for the three-year performance period covering fiscal years 2007 through 2009 as set forth in the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40 and related notes.
      In August 2007, the Compensation Committee, and for Mr. Lance, the independent directors of the Board, determined the payout of performance shares for the three-year performance period which began on July 1, 2004 and ended on June 29, 2007. Financial measures for awards made in fiscal 2005 for the three-year performance period of fiscal 2005 through fiscal 2007 were three-year cumulative EPS and average return on invested capital for each fiscal year of such period. Such measures were equally weighted. Actual EPS results for such period were adjusted by the Compensation Committee to eliminate the impact of the gain on the combination of our Microwave Communications Division and Stratex Networks, Inc., and unforecasted charges for asset impairments, restructuring charges, severance costs, and acquisition- and combination-related costs. These adjustments were made in accordance with the guidelines adopted by the Compensation Committee and discussed above. As a result, the three-year cumulative EPS financial measure on which performance was measured for purposes of the fiscal 2007 payout was $6.07, significantly higher than the $3.90 target set at the start of fiscal 2005. Actual average return on invested capital for such years was adjusted by the Compensation Committee for the same items as the three-year cumulative EPS. As a result, the average return on invested capital for the three years was 11.1%, or 120% higher than the 9.2% target set at the start of fiscal 2005. The Compensation Committee determined that such results were significantly above plan and that our top quartile EPS growth and second quartile return on invested capital performance compared to companies included in the Standard and Poor’s 500 and Midcap 400 indices warranted a payout at 150% of target. See the Option Exercises and Stock Vested in Fiscal 2007 Table on page 44 and related notes for additional information regarding these payouts.
Restricted Stock
      As part of long-term incentive compensation, the Compensation Committee may also grant shares of restricted stock primarily to facilitate retention and succession planning and as a mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions typically expire at the end of a three- to five-year period. The restrictions provide that the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than death, disability or retirement. Such shares of restricted stock provide for the payment of cash dividend equivalents. For information related to restricted stock granted to our named executive officers, see the Outstanding Equity Awards at 2007 Fiscal Year End Table on page 42 and related notes.
Recovery of Executive Compensation
      Our executive compensation program permits us to recover all or a portion of any performance-

based compensation if our financial statements are restated as a result of errors, omissions or fraud. The amount to be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that the Compensation Committee shall determine. In no case shall the amount to be recovered be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities.
Change in Control Arrangements
      Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•	annual incentive awards are fully earned and paid out promptly following the change in control at not less than the target level;

•	all options immediately vest and become exercisable;

•	all performance shares and performance share units are deemed fully earned and will be paid out at the end of the performance period, subject to accelerated pay-out or forfeiture in certain circumstances;

•	all restricted shares immediately vest; and

•	all restricted stock units immediately vest and will be paid immediately.
      We believe that these payments following a change in control for annual incentive compensation and equity awards irrespective of employment status, a “single trigger,” are appropriate due to the potential change in the nature and form of such compensation caused by a change in control and to ensure that participants are not deprived of benefits that they have earned or reasonably would expect to receive if a change in control did not occur. We believe that the potential for these payments is an important tool to align the interests of our shareholders and our executive officers, especially in periods when a change in control can occur. Based upon a review of broad survey data we also believe that immediate vesting and these potential payments are competitive and reasonable.
      Information regarding severance payments and obligations to named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.
Post-Employment Compensation
Severance Arrangements
      As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Lance’s employment is governed by an employment letter agreement discussed below. If Mr. Thorsteinson’s employment is involuntarily terminated without cause, he will be entitled to receive a lump sum severance payment equal to his then-current base salary plus an amount equal to the annual cash incentive paid to him for the prior fiscal year. Pursuant to his offer letter, Mr. Shuman is entitled to one year of severance benefits in the form of base salary and pro-rated incentive compensation in the event his employment is terminated other than for cause or performance reasons. While Messrs. McArthur and Henry do not have severance agreements, we have a long-standing practice of providing reasonable severance compensation for terminating an executive’s employment other than for cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors.
      We also have a severance plan for all full-time, U.S.-based employees who are terminated as a result of a reduction-in-force. Amounts payable under this plan are based upon length of service.
Employment Agreement with our CEO
      We are party to a letter agreement with Mr. Lance that provides for his continued employment as our CEO and president and his continued service as a director and the Chairman of the Board. The agreement provides for certain benefits in the event Mr. Lance’s employment is terminated by us without “cause” or by Mr. Lance for “good reason” (as defined in the agreement). Obligations in the event of a termination following a change in control are governed by Mr. Lance’s change in control severance agreement. The Compensation Committee and our independent directors approved Mr. Lance’s agreement in the belief that such agreement assists in retaining Mr. Lance’s valued service. In addition, Mr. Lance’s agreement also binds Mr. Lance to certain non-compete, non-solicitation and confidentiality undertakings which are valuable to us.
Change in Control Severance Agreements
      Each of our Board-elected corporate officers, including the named executive officers, is party to a change in control severance agreement with us. We believe that such agreements align the interests of our officers and shareholders during a period of an actual or rumored change in control and are also necessary in some cases to attract and retain executives. Under these agreements, our officers are provided with severance benefits in the event the officer’s employment is terminated by us without “cause,” or by the officer for “good reason,” within two years following a change in control. These agreements are designed so that benefits are provided only if there is both a change in control and a termination of employment, a “double-trigger.” Such severance benefits are designed to preserve the focus and productivity of our officers, avoid disruption and prevent attrition during a period of uncertainty. These agreements also are believed to make the objective assessment of a potential transaction that may be in our shareholders’ best interests easier notwithstanding the potential negative impact of a transaction on an executive’s future employment.
      The Compensation Committee, with the assistance of a compensation consultant, annually reviews the terms of the current change in control severance agreement and potential compensation and payouts resulting from a potential change in control in light of competitive practices and market trends. The Compensation Committee has determined in its business judgment that the substantive terms of these severance agreements are competitive and reasonable. A gross-up for the excise tax imposed by the IRS on “parachute payments” is included as it is the Compensation Committee’s intent to provide an officer with the compensation the officer expected to receive, absent the change in control, without reduction. All other applicable taxes remain the responsibility of the officer.
      A description of the material terms of the change in control severance agreements, Mr. Lance’s letter agreement, Mr. Thorsteinson’s letter agreement and Mr. Shuman’s offer letter, as well as a summary of potential payments upon termination or a change in control for our named executive officers, is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement.
Retirement Programs
Retirement Plan
      We maintain a Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to most of our U.S.-based employees. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 25% of eligible compensation, with named executive officers and other highly compensated employees limited to contributing 12% of eligible compensation. In addition, starting in fiscal 2008, employees generally may contribute up to 100% of profit sharing payments, subject to Internal Revenue Code limits. After one year (or, in certain cases, six months) of service we will make a matching contribution of up to 6% of eligible compensation.
Supplemental Executive Retirement Plan
      To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers other than Mr. Thorsteinson, are eligible to participate in our nonqualified, Supplemental Executive Retirement Plan (“SERP”). In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.
      The value of contributions to our named executive officers under our Retirement Plan and SERP are set forth in the Summary Compensation Table on page 38 under the “All Other Compensation” column and related notes. Additional information regarding the SERP and credits to accounts under our SERP are set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 45.
Profit Sharing Plan
      We maintain a profit sharing plan available to most of our U.S.-based employees. Under this plan, if we are profitable, we will contribute a minimum of 2% to a maximum of 6% of an employee’s eligible compensation into the Retirement Plan, or to the extent contributions are limited by the Internal Revenue Code, we will credit such amount to an account in the SERP.

For amounts of eligible compensation above the social security wage base, we will contribute up to an additional 5.7% of eligible compensation. Starting in fiscal 2008, participants will receive profit sharing payments in cash unless they elect to defer the payment.
Supplemental Pension Plan for Mr. Lance
      In October 2006, we entered into an agreement to provide Mr. Lance with a defined retirement benefit. The Compensation Committee and independent directors of the Board determined in their business judgment to provide a supplemental retirement benefit to Mr. Lance because of the stage of his career during which he joined us and because he did not have a retirement benefit believed to be competitive with those of other chief executive officers. The intent of the plan is to provide sufficient funds so that Mr. Lance’s annual retirement benefit in the aggregate, including our contributions to the Retirement Plan and SERP and benefits under the Social Security Act and retirement benefits from prior employment, equals 50% of his final annual base salary and annual cash incentive target at retirement following age 60. The terms of Mr. Lance’s supplemental pension plan are believed to be competitive and result in a retirement benefit consistent with those provided to chief executive officers of our CEO comparison group. Additional information regarding Mr. Lance’s supplemental pension plan is set forth in the Pension Benefits in Fiscal 2007 Table and related discussion on page 44.
Welfare and Other Benefits
      We maintain welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, group life insurance, supplemental life insurance and dependent life insurance as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees. We also offer a long-term disability plan to all U.S.-based employees. The plan is self-insured and funded through employee contributions. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and other company or government provided disability benefits. Eligible compensation for the purposes of the long-term disability plan is limited to $225,000. For employees with eligible compensation in excess of $225,000, we provide an additional disability benefit of 50% of eligible compensation above $225,000 up to $800,000, for a maximum annual additional disability benefit of up to $287,500. We provide Mr. Lance a life insurance benefit at two and one-half times eligible compensation, subject to a limit of $10 million in coverage and also reimburse him for any federal income tax obligation resulting from this benefit.
Perquisites
      We provide a limited number of perquisites to our Board-elected officers, including our named executive officers. The Compensation Committee annually reviews the types and values of the perquisites and believes perquisites provided in fiscal 2007 are reasonable, competitive and consistent with our overall compensation philosophy. Such perquisites generally consist of the following: reimbursement of the costs of tax preparation and financial planning services of up to $5,000 (or $10,000 in the case of our CEO) per year; reimbursement of the costs of estate planning services of up to $5,000 (or $10,000 in the case of our CEO) over a three-year period; relocation assistance; reimbursement of the costs of the initiation fees and ongoing dues in one approved social or country club; and personal use of company-owned aircraft for the CEO, and in very limited instances as approved by the CEO, other executives.
      In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, the Compensation Committee has authorized the personal use of the company aircraft by our CEO and his family when traveling with him. Such personal usage is subject to limits on the number of hours for personal usage which are set by the Compensation Committee and reviewed annually. In addition, our CEO is personally responsible for paying the tax on income imputed to him for personal use of the aircraft. Personal use of aircraft includes travel undertaken by our CEO to participate in outside board meetings, which is considered personal under SEC rules, but which we view as having a useful business purpose.
      We also provide Mr. Thorsteinson a car allowance pursuant to the terms of his employment letter agreement.
      These perquisites represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites are set forth in the Summary Compensation Table on page 38 under the “All Other Compensation” column and related notes.
Policies Relating to Our Common Stock
Stock Ownership Guidelines
      To further promote ownership of shares by management and to more closely align management and shareholder interests, the Compensation Committee has established stock ownership guidelines for our executive officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, which can be accumulated over a three-year period from the date of hire or promotion into an officer position.
      The stock ownership guidelines are as follows:

•	CEO — four times base salary;

•	Other named executive officers — two times base salary;

•	Other designated corporate officers — one times base salary.
      Shares that count toward the stock ownership guidelines include shares owned outright or jointly by the executive, shares owned in our Retirement Plan, share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, and restricted stock. Stock options and unearned performance shares do not count for the purpose of measuring compliance with the ownership guidelines. Executives age 62 or older are no longer subject to the guidelines. An annual review is conducted by the Compensation Committee to assess compliance with the guidelines. As of September 15, 2007, all named executive officers met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance timeframe.
Our Equity-Based Compensation Award Practices
      The annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to executive officers. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We do not reprice options and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed. The exercise price of options is the closing market price of our common stock on the date of grant or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of options higher than the closing market price of our common stock on the date of grant.
      In June 2007, the Compensation Committee approved a formal policy on equity grant practices. The policy re-affirms many of our current equity grant practices and also provides that the grant date of equity awards made outside of the annual grant cycle, whether for promotions, recognition or for new hires, shall be the first trading day of the month following the promotion, recognition or hire date, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period.
Insider Trading Policy
      Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Harris personnel.

Tax and Accounting Considerations
Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to named executive officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Stock option grants and performance share awards made to executive officers under our equity incentive plans and cash payments under our Annual Incentive Plan are structured generally to be fully deductible under Section 162(m). The Compensation Committee believes, however, that it is important to preserve the flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited.
      Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Pursuant to recently published final regulations, we may be required to amend some of our plans and arrangements to make them either exempt from, or comply with, Section 409A.
Accounting for Share-Based Compensation
      Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
      The following Report of the Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.
      The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2007 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended June 29, 2007.

Submitted on September 11, 2007 by the Management Development and Compensation Committee of the Board of Directors.

Stephen P. Kaufman, Chairperson
Terry D. Growcock
Karen Katen
Dr. James C. Stoffel

SUMMARY COMPENSATION TABLE
      The following table summarizes the compensation of our named executive officers for the fiscal year ended June 29, 2007. The named executive officers are our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers based upon their total compensation as reflected in the table below (reduced by the amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	$ (1)	$	$ (2)	$ (3)	$ (4)	$ (5)	$ (6)	$

Howard L. Lance	2007	$945,673	$0	$1,736,028	$1,758,445	$1,550,000	$640,000	$656,586	$7,286,732
Chairman, President and Chief Executive Officer

Gary L. McArthur	2007	$369,615	$0	$381,993	$244,773	$298,000	$0	$111,376	$1,405,757
Vice President and Chief Financial Officer

Robert K. Henry	2007	$491,346	$0	$739,363	$465,663	$445,000	$0	$185,658	$2,327,030
Executive Vice President and Chief Operating Officer

Timothy E. Thorsteinson(7)	2007	$474,042	$0	$521,953	$228,719	$272,411	$0	$1,072,913	$2,570,038
President, Broadcast Communications Division

Jeffrey S. Shuman	2007	$350,673	$0	$542,037	$234,597	$283,000	$0	$52,355	$1,462,662
Vice President, Human Resources and Corporate Relations

(1)	The “Salary” column reflects the base salary for each of our named executive officers, including salary increases effective in September 2006. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our Retirement Plan or our SERP. See the Nonqualified Deferred Compensation Table on page 47 and related notes for information regarding contributions by the named executive officers to the SERP.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2007 with respect to performance shares, performance share units, restricted stock or restricted stock units. Under FAS 123R, the fair value of such stock awards is determined as of the date of grant using our closing market price on the date of grant, and that amount is amortized by us ratably in monthly increments over the vesting period. Amounts shown reflect the partial amortization of grants made in fiscal 2007 as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40 and related notes and the “Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal 2007 and the Outstanding Equity Awards at 2007 Fiscal Year End Table on page 42 and related notes for information with respect to stock grants made prior to fiscal 2007. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2007 with respect to stock options granted to named executive officers. Amounts shown reflect partial amortization of stock option grants made in fiscal 2007 as well as the partial amortization of stock options granted in prior years which were not fully vested. We recognized expense ratably in monthly increments over the three-year vesting period. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40 and related notes and “Compensation Discussion and Analysis” for information with respect to options granted in fiscal 2007 and the Outstanding Equity Awards at 2007 Fiscal Year End Table on page 42 and related notes for information with respect to options granted prior to fiscal 2007. These amounts reflect our accounting for these stock option grants and do not correspond to the actual values that may be recognized by the named executive officers.

(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent cash amounts under our Annual Incentive Plan for services performed in fiscal 2007. These amounts were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2007 and paid shortly thereafter. The amounts shown include any portion of such payments deferred and contributed by our named executive officers to our Retirement Plan or our SERP. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40 and related notes.

(5)	Represents an estimate of the present value of Mr. Lance’s accumulated benefit as of June 29, 2007 under his Supplemental Pension Plan which was entered into in October 2006. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the Pension Benefits in Fiscal 2007 Table on page 44 and related notes and the “Compensation Discussion and Analysis.” There were no preferential or above-market earnings on amounts of compensation deferred by our named executive officers.

(6)	The following table describes the components of the “All Other Compensation” column.
All Other Compensation Table

			Tax		Company	Perquisites
			Reimbursement	Company	Credits	and Other	Change in
		Insurance	Payments	Contributions	to SERP	Personal	Control
		Premiums	(Gross-Up)	to Retirement	(nonqualified)	Benefits	Related
Name	Year	(a)	(b)	Plan (c)	(d)	(e)	Payment(f)	Total

Howard L. Lance	2007	$11,072	$7,154	$27,264	$484,704	$126,392	$0	$656,586

Gary L. McArthur	2007	$2,028	$—	$24,568	$77,497	$7,283	$0	$111,376

Robert K. Henry	2007	$2,894	$—	$27,313	$139,258	$16,193	$0	$185,658

Timothy E. Thorsteinson	2007	$2,338	$170,845	$20,720	$0	$29,010	$850,000	$1,072,913

Jeffrey S. Shuman	2007	$1,930	$15	$9,297	$34,608	$6,505	$0	$52,355

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for the named executive officers under our broad-based group basic life insurance benefit. For Mr. Lance, it also reflects the premiums paid for his life insurance benefit which is two and one-half times his eligible compensation, subject to a limit of $10 million of coverage. Eligible compensation consists of annual base salary plus his then current annual incentive award at target.

(b)	For Mr. Lance, this amount consists of tax reimbursement for imputed income in respect of his life insurance benefit described in note (a) above. For Mr. Thorsteinson, this amount consists of tax reimbursement in recognition of higher income tax rates applicable to him in Canada. For Mr. Shuman, this amount consists of tax reimbursement for imputed income in respect of relocation expenses that were invoiced and paid during fiscal 2007.

(c)	Amounts shown reflect company contributions under our Retirement Plan, which is a tax-qualified, defined contribution plan. Mr. Thorsteinson’s amount reflects company contributions under the Deferred Profit Sharing Plan of Leitch Technology Corporation (“Leitch”), which is a tax-qualified plan for our Canadian-based operations.

(d)	Amounts shown reflect company credits to the named executive officers’ account under the SERP, which is a nonqualified, defined contribution retirement plan. For additional information regarding the SERP, see the Nonqualified Deferred Compensation Table on page 47 and related notes.

(e)	Perquisites and other personal benefits provided to the named executive officers were as follows: Mr. Lance — $102,275 for personal use of company aircraft, $17,852 for tax and financial counseling and estate planning services and $6,265 for club membership dues; Mr. McArthur — $7,283 for club membership dues; Mr. Henry — $10,000 for tax and financial counseling and estate planning services and $6,193 for club membership dues; Mr. Thorsteinson — $15,238 for club membership dues and $13,772 for a car allowance; and Mr. Shuman — $3,750 for tax and financial counseling and estate planning services, $1,726 for club membership dues and $1,029 for relocation assistance.

The incremental cost to Harris of personal use of the company aircraft is calculated based on the average variable operating costs to Harris. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The benefit associated with personal use of the Harris aircraft is imputed as income to Mr. Lance at “Standard Industry Level” rates and Mr. Lance does not receive any gross-up for payment of taxes for such imputed income.

As noted above, we also offer additional long-term disability to employees with eligible compensation in excess of $225,000. Because we self-insure this benefit, there is no incremental cost reflected for the named executive officers.

Certain Harris-related events may include meetings and receptions with our clients, executive management or Board attended by the named executive officer and a spouse or guest. If the Harris aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to Harris. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to Harris of such personal use. For a description of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(f)	The amount shown for Mr. Thorsteinson was a lump sum change in control related payment made in October 2006 pursuant to the Letter Agreement between Mr. Thorsteinson and Leitch entered into on August 31, 2005 in connection with our acquisition of Leitch. We completed the acquisition of Leitch on October 25, 2005 and Leitch became our wholly-owned subsidiary.

(7)	Mr. Thorsteinson’s base salary, non-equity incentive plan compensation and certain compensation expressed in the “All Other Compensation” column were paid in Canadian dollars. The amounts reported have been converted to U.S. dollars using the average exchange rate for our fiscal year 2007 of 1.13 Canadian dollars for each U.S. dollar as quoted by Bloomberg L.P.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007
      The following table provides information about cash and equity incentive compensation awarded to our named executive officers in fiscal 2007, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2007 performance; (3) the range of performance shares that may be earned in respect of the fiscal 2007 to fiscal 2009 performance period; (4) restricted stock units granted to Mr. Thorsteinson; (5) the number and exercise price of stock option grants; and (6) the grant date fair value of the performance shares, performance share units, restricted stock units and stock options computed under FAS 123R.

					Estimated Future Payouts			All Other	All Other		Grant
		Estimated Possible Payouts			Under Equity Incentive Plan			Stock	Option	Exercise	Date
		Under Non-Equity Incentive Plan			Awards (2)			Awards:	Awards:	or Base	Fair
		Awards (1)						Number of	Number of	Price of	Value of
								Shares of	Securities	Option	Stock and
								Stock or	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(3)	(4)	(5)	($) (6)

Howard L. Lance	—	$828,750	$1,275,000	$2,550,000
	8/26/2006				—	37,200	55,800	—			$1,630,104
	8/26/2006								155,000	$43.82	$1,787,150

Gary L. McArthur	—	$165,750	$255,000	$510,000
	8/25/2006				—	7,400	11,100	—			$324,268
	8/25/2006								31,000	$43.82	$357,430

Robert K. Henry	—	$248,000	$400,000	$800,000
	8/25/2006				—	12,200	18,300	—			$534,604
	8/25/2006								51,000	$43.82	$588,030

Timothy E. Thorsteinson	—	$176,700	$285,000	$570,000
	8/25/2006				—	6,200	9,300				$271,684
	8/25/2006							5,200			$227,864
	8/25/2006								26,000	$43.82	$299,780

Jeffrey S. Shuman	—	$156,000	$240,000	$480,000
	8/25/2006				—	6,900	10,350	—			$302,358
	8/25/2006								29,000	$43.82	$334,370

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan in respect of fiscal 2007 performance. If performance is below threshold then no amounts will be paid. Amounts actually earned in respect of fiscal 2007 were determined by our independent directors, in the case of Mr. Lance, and the Compensation Committee, in the case of the other named executive officers, in August 2007 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 38. For additional information related to the annual cash incentive awards, including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of performance shares, or for Mr. Thorsteinson, performance share units, that may be earned in respect of performance shares or performance share units granted under our 2005 Equity Incentive Plan in fiscal 2007 for the three-year performance period covering fiscal years 2007 through 2009. The number of shares or units which will be earned by each named executive will range from 0% to a maximum of 150% of the target number of performance shares or performance share units and will be based upon the achievement of cumulative EPS for the three- year period and average return on invested capital against target. There is no threshold level for a payout of performance shares or performance share units. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend equivalent payments are paid in an amount equal to dividends paid on our common stock. An executive must remain employed with us through the last day of the performance period to earn an award, although a pro-rata portion of the award will be earned if employment terminates in the case of death, disability or retirement after age 55 with ten or more years of full-time service, or involuntary termination of the executive other than for misconduct or cause. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement for the treatment of performance shares and performance share units in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows the restricted stock units granted to Mr. Thorsteinson on August 25, 2006 that will vest on August 25, 2009, provided Mr. Thorsteinson is still employed by us on such date. Dividend equivalents are paid in cash on these restricted stock units in an amount equal to dividends paid on our common stock. In the case of death or disability, a pro-rata portion of the award will vest. Upon a change in control, these restricted stock units will immediately vest. Upon vesting, these restricted stock units will be paid out in shares of our common stock.

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of stock options granted to our named executive officers during fiscal 2007. These options vest 50% on the first anniversary of the grant date, an additional 25% on the second anniversary and the final 25% on the third anniversary. In the event of a change of control, these options will immediately vest and become exercisable. These stock options expire no later than seven years from the date of grant. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2007 Fiscal Year End Table on page 42 and related notes.

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price for the stock options granted, which was the closing market price of Harris common stock on Friday August 25, 2006. The grant to Mr. Lance was recommended by the Compensation Committee on Friday, August 25, 2006 and approved by our independent directors on Saturday, August 26, 2006, using the closing market price on Friday, August 25, 2006.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance shares and performance share units (at target), restricted stock units and stock options granted to the named executive officers in fiscal 2007. The grant date fair value of the stock and option awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the entire vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. For performance shares, performance share units and restricted stock units, the grant date fair value is based on a grant price of $43.82, the closing market price of Harris common stock on Friday, August 25, 2006. The assumptions used for determining values are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END
      The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of June 29, 2007. Each grant of options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each award of options is shown in the footnotes following this table based on the option grant date.

	Option Awards							Stock Awards

										Equity Incentive Plan Awards:
					Equity
					Incentive						Market or
					Plan Awards:			Number	Market	Number of	Payout Value
			Number of	Number of	Number of			of Shares	Value	Unearned	of Unearned
			Securities	Securities	Securities			or Units	of Shares	Shares,	Shares, Units
			Underlying	Underlying	Underlying			of Stock	or Units	Units or	or Other
	Option		Unexercised	Unexercised	Unexercised	Option		That	of Stock	Other Rights	Rights that
	Grant		Options	Options	Unearned	Exercise	Option	Have Not	That Have	that Have	Have Not
	Date		(#)	(#)	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(1)		Exercisable	Unexercisable	(#)	($)	Date	(#) (2)	($) (3)	(#) (4)	($) (5)

Howard L. Lance	2/13/2004	(6)	26,793	0	—	$24.40	1/20/2013	—	—	63,000	$3,436,650
	8/28/2004		75,000	75,000		$24.00	8/28/2011			55,800	$3,043,890

	9/22/2004	(6)	55,518	0		$26.86	8/22/2013			118,800	$6,480,540
	9/22/2004	(6)	12,210	0		$26.86	1/20/2013
	8/27/2005		87,500	87,500		$37.19	8/27/2012
	8/26/2006		0	155,000		$43.82	8/26/2013

			257,021	317,500

Gary L. McArthur	8/22/2003		20,000	0	—	$16.28	8/22/2013	10,000	$545,500	7,200	$392,760
	8/27/2004		18,000	6,000		$24.00	8/27/2011			11,100	$605,505

	8/26/2005		10,000	10,000		$37.19	8/26/2012			18,300	$998,265
	8/25/2006		0	31,000		$43.82	8/25/2013
			48,000	47,000

Robert K. Henry	8/27/2004		37,500	12,500	—	$24.00	8/27/2011	50,000	$2,727,500	17,250	$940,988
	8/26/2005		23,800	23,800		$37.19	8/26/2012			18,300	$998,265

	8/25/2006		0	51,000		$43.82	8/25/2013			35,550	$1,939,253

			61,300	87,300

Timothy E. Thorsteinson	10/28/2005	(7)	15,000	15,000	—	$40.17	10/28/2012	20,000	$1,091,000	10,500	$572,775
	8/25/2006		0	26,000		$43.82	8/25/2013	5,200	$283,660	9,300	$507,315

			15,000	41,000				25,200	$1,374,660	19,800	1,080,090

Jeffrey S. Shuman	8/15/2005	(8)	8,667	17,333	—	$37.32	8/15/2012	18,000	$981,900	12,750	$695,513
	8/25/2006		0	29,000		$43.82	8/25/2013			10,350	$564,593

			8,667	46,333						23,100	$1,260,105

(1)	All options granted are nonqualified stock options. The exercise price for all grants is the closing price of a share of our common stock on the date of grant except that grants made to Mr. Lance by the independent directors of the Board on 8/28/2004, 8/27/2005 and 8/26/2006 are annual grants made on a Saturday using the closing stock price on the prior business day in accordance with the terms of our equity incentive plans. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. In the event of death while employed, options shall immediately become fully vested and shall be exercisable for up to twelve months following the date of death. In the event of disability while employed, options shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date. In the event of retirement after age 62 with ten or more years of service, options shall continue to vest and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62, but after age 55 with ten or more years of service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date. In the event of termination of employment of an option holder by us other than for misconduct or cause, options shall cease vesting and vested options may be exercised until the sooner of three months of such termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct or cause or if the option holder resigns or otherwise terminates employment, all listed options are immediately terminated. In the event of a change in control, outstanding options immediately vest and become exercisable.

The following table details the vesting schedule for stock option grants based upon the grant date. In general, options granted on or after 8/27/04 expire seven years from the date of grant. Options granted prior to 8/27/04 expire ten years from the date of grant.

Option Vesting Dates

Option Grant Dates	50%	75%	100%

8/22/2003	8/22/2004	8/22/2005	8/22/2006
2/13/2004*	—	—	8/13/2004
8/27/2004	6/30/2005	8/27/2006	8/27/2007
8/28/2004	6/30/2005	8/28/2006	8/28/2007
9/22/2004*	—	—	3/22/2005
8/26/2005	6/30/2006	6/30/2007	8/26/2008
8/27/2005	6/30/2006	6/30/2007	8/27/2008
10/28/2005	10/28/2006	10/28/2007	10/28/2008
8/25/2006	8/25/2007	8/25/2008	8/25/2009
8/26/2006	8/26/2007	8/26/2008	8/26/2009

	33 1/3%	66 2/3%	100%

8/15/2005	8/15/2006	8/15/2007	8/15/2008

*	See footnote 6 below.

(2)	For Messrs. McArthur, Henry and Shuman, these are grants of restricted stock. For Mr. Thorsteinson, these are grants of restricted stock units which are payable in shares upon vesting. We granted Mr. McArthur an award of 10,000 restricted shares on August 27, 2004, which award vested on August 27, 2007. We granted Mr. Henry an award of 50,000 restricted shares on February 28, 2003, which award vests on February 28, 2008, provided Mr. Henry is employed by Harris on such date. Mr. Henry has elected to defer payout of these restricted shares upon vesting under the terms of our SERP. We granted Mr. Thorsteinson 20,000 restricted stock units on October 28, 2005, the business day following our acquisition of Leitch, which units vest on October 28, 2008, provided Mr. Thorsteinson is employed by us on such date. We also granted Mr. Thorsteinson 5,200 restricted stock units on August 25, 2006, which units vest on August 25, 2009, provided Mr. Thorsteinson is employed by us on such date. We granted Mr. Shuman an award of 27,000 restricted shares on his August 15, 2005 hire date. Mr. Shuman’s award of restricted shares vests in three equal annual installments from the grant date provided Mr. Shuman is employed by us on such dates. During the restricted period of restricted stock, the holder may exercise full voting rights, but may not sell, exchange, assign, transfer, pledge or otherwise dispose of such shares. Dividend equivalents are paid in cash on shares of restricted stock and restricted stock units in an amount equal to the dividend payments on our common stock. Upon death, disability or retirement prior to full vesting, awards of restricted stock or restricted stock units will be pro-rated based upon the number of months worked during the restricted period. Upon a change in control, restricted stock and restricted stock units will immediately vest. Upon vesting of restricted stock units the holder will receive an equivalent number of shares of our common stock.

(3)	The market value shown was determined by multiplying the number of shares or units of stock that have not vested by the $54.55 closing market price of Harris common stock on June 29, 2007.

(4)	These amounts represent the number of performance shares or performance share units (for Mr. Thorsteinson) granted (a) in fiscal 2006 with a three-year performance period covering fiscal years 2006 through 2008 and (b) granted in fiscal 2007 with a three-year performance period covering fiscal years 2007 through 2009. Because the end of the performance period for performance share awards granted in fiscal 2005 to Messrs. Lance, McArthur and Henry was June 29, 2007, these performance shares are not included in this Outstanding Equity Awards at 2007 Fiscal Year End Table and are included in the Option Exercises and Stock Vested in Fiscal 2007 Table on page 44 under the “Stock Awards” column. The number of performance shares and performance share units and related values as of June 29, 2007 represent the maximum possible award payout, not the award that was granted at target. We are required by SEC rules to report these amounts in this manner if the previous fiscal year’s performance exceeded the target performance. The maximum represents 150% of the award at target. Actual results may cause our named executive officers to earn fewer performance shares or performance share units. All performance shares and performance share units provide for the payment of cash dividend equivalents in an amount equal to the dividend payments on our common stock. For more information regarding performance shares and performance share units, see the Grants of Plan-Based Awards in Fiscal 2007 Table on page 40 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	The market value shown was determined by multiplying the number of unearned performance shares or performance share units (at maximum) by the $54.55 closing market price of Harris common stock on June 29, 2007.

(6)	Prior to December 31, 2004, if shares of our common stock were delivered by an option holder in payment of the exercise price of stock options, we granted a Restoration Stock Option (“RSO”) to such holder equal to the number of shares used to pay the exercise price of such stock option. These options are RSOs granted to Mr. Lance upon his exercise of options and payment of the exercise price with shares of our common stock. Such RSOs became exercisable six months after the date of grant and have an exercise price equal to the fair market value on the grant date and expire on the expiration date of the original underlying options. Effective December 31, 2004, we discontinued granting RSOs upon the exercise of options.

(7)	These stock options were granted to Mr. Thorsteinson on the business day following our acquisition of Leitch.

(8)	These stock options were granted to Mr. Shuman on his August 15, 2005 hire date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007
      The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards during fiscal 2007:

	Option Awards		Stock Awards

			Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
	Acquired on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)(2)

Howard L. Lance	100,000	$3,208,250	60,000(3)	$3,273,000(3)

Gary L. McArthur	44,394	$1,275,462	12,000(3)	$654,600(3)

Robert K. Henry	198,482	$5,343,473	24,000(3)	$1,309,200(3)

Timothy E. Thorsteinson	0	$ 0	0	$0

Jeffrey S. Shuman	0	$ 0	9,000(4)	$407,970(4)

(1)	The value realized upon the exercise of stock options is the difference between the exercise price and the closing market price of our common stock on the date of exercise for each option. The value realized was determined without considering any taxes that were owed upon exercise. Mr. Henry surrendered 121,811 shares of our common stock to pay the exercise price of the stock options he exercised and related tax withholding obligations.

(2)	Upon the vesting and release of performance shares or restricted stock, shares are surrendered to satisfy income tax withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax withholding obligations.

(3)	For Messrs. Lance, McArthur and Henry, the stock awards that vested in fiscal 2007 are the performance share awards granted in fiscal 2005 with a three-year performance period of fiscal 2005 through fiscal 2007. The final number of shares awarded was determined by the independent directors of the Board, in the case of Mr. Lance’s award, and the Compensation Committee, in the case of Mr. McArthur’s and Mr. Henry’s awards, in August 2007 following the release of our earnings for fiscal 2007. The final number of shares earned was 150% of the target number of performance shares originally granted in fiscal 2005 and was earned based upon cumulative EPS and average return on invested capital. The value realized was determined by multiplying the number of performance shares that vested by the $54.55 closing market price of Harris common stock on June 29, 2007. For additional information with respect to the payout for performance share awards with a performance period covering fiscal year 2005 through fiscal year 2007, see the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	On August 15, 2005, in connection with his hiring, we granted Mr. Shuman an award of 27,000 shares of restricted stock, which vests in three equal annual installments beginning August 15, 2006. The stock awards that vested in fiscal 2007 consisted of the first annual installment. The value realized was determined by multiplying the number of shares of restricted stock by the $45.33 closing market price of Harris common stock on the August 15, 2006 vesting date.
PENSION BENEFITS IN FISCAL 2007
      As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in October 2006 we entered into a Supplemental Pension Plan for Mr. Lance. The following table sets forth information about Mr. Lance’s Supplemental Pension Plan, including the estimated present value of the accumulated benefit. We do not provide any other defined benefit plans to our U.S.-based employees or any of our named executive officers.

		Number of	Present Value
		Years of	of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefits (1)	Fiscal Year

Howard L. Lance	Supplemental Pension Plan
	for Howard L. Lance	4.4	$640,000	$0

(1)	The present value of Mr. Lance’s accumulated Supplemental Pension Plan benefit is estimated as of June 29, 2007, and is based on the assumptions set forth below. No pre-retirement mortality is assumed nor is expected future salary growth reflected. Benefits are assumed to accumulate ratably from the October 27, 2006 effective date of the Supplemental Pension Plan to the date Mr. Lance becomes eligible for an early retirement benefit, which is January 5, 2013. For fiscal 2007, a partial year accrual is shown, consistent with the period the plan was in effect. Current account balances attributable to Harris contributions to the Retirement Plan and SERP, which are offsets to Mr. Lance’s pension benefit, are assumed to accumulate with interest only at 7% annually to age 60. Benefit payments are assumed to commence at the earliest unreduced retirement age, which is age 60, and Mr. Lance’s account balances in our Retirement Plan and SERP are converted to an actuarially equivalent single life annuity based upon an interest rate of 7% and the 1994 Group Annuity Reserving table (unisex). Social Security and prior employer retirement benefits, which are also offsets to Mr. Lance’s pension benefit, are reduced on an actuarially equivalent basis based on an interest rate of 7% and the 1994 Group Annuity Reserving table (unisex) for the period from the age 60 normal retirement age under the Supplemental Pension Plan to the payment age under the Social Security and prior employer retirement benefits. The present value of benefits is discounted with interest only using a 6.10% discount rate for periods before Mr. Lance’s age 60, and with interest (at 6.10%) and assumed mortality (using 1994 Group Annuity Reserving table (unisex)) for periods after Mr. Lance’s age 60.

Additional Information Related To Mr. Lance’s Supplemental Pension Plan
      The Supplemental Pension Plan for Mr. Lance provides a target annual retirement benefit of 50% of his final annual base pay and annual cash target incentive payable at age 60 (with 0.5% reductions for each month the benefit begins before age 60), offset by benefits payable under our Retirement Plan or SERP attributable to company contributions or credits and earnings thereon, Social Security benefits, and certain benefit plans of Emerson Electric Co. (one of Mr. Lance’s prior employers). All benefits are expressed as single life annuities payable at age 60, although other actuarially equivalent annuity forms can be elected, and the plan’s early retirement factors are applied as appropriate.
      If Mr. Lance (1) voluntarily terminates his employment, (2) is terminated for cause before January 5, 2013, (3) dies before his benefits begin, or (4) does not comply with the non-compete and non-solicitation provisions, then no benefits will be payable under the plan.
      If Mr. Lance’s employment is terminated by Harris without cause or by Mr. Lance for good reason, or he becomes disabled prior to January 5, 2013, or is terminated as a result of a change in control, the plan provides for a final pay benefit of 4% for each year of service, reduced for commencement before age 60, and offset by the amounts referred to above and, in the case of disability, also offset by any company-sponsored, long-term disability plan benefits. If Mr. Lance’s employment is terminated by Harris without cause or by Mr. Lance for good reason, he will be credited with two additional years of service. If Mr. Lance’s employment is terminated as a result of a change in control, he will be credited with three additional years of service and if such change in control occurs after he is age 54, the reduction for commencement before age 60 will not apply. In no case will his annual benefit under the plan exceed 50% of his final annual base salary and annual cash incentive target at his employment termination date.
      The plan shall at all times be unfunded such that benefits shall be paid solely from our general assets and/or an irrevocable rabbi trust to be established by us, and Mr. Lance and/or his surviving spouse shall have only the rights of a general unsecured creditor of Harris with respect to any rights under the plan. On the earlier of Mr. Lance’s employment termination date or the date of a change in control, we are required to establish an irrevocable rabbi trust and contribute to the trust cash or other assets in an amount equal to the actuarially equivalent present value of (1) the total benefits expected to be paid to Mr. Lance and his beneficiaries under the plan plus (2) the trust administration and trustee fees and expenses.
NONQUALIFIED DEFERRED COMPENSATION
Retirement Plan
      We maintain a Retirement Plan, which is a tax-qualified, 401(k) defined contribution retirement plan available to most of our U.S.-based employees. Under the Retirement Plan, participants may contribute from 1% to 25% of eligible compensation, which generally is base salary and annual incentive, with named executive officers and other highly compensated employees limited to 12% of eligible compensation. Following one year (or, in certain cases, six months) of service, we also match up to the first 6% of eligible compensation that is contributed by a participant. In addition, for fiscal 2007 and prior years, payments under our profit sharing program were automatically contributed to a participant’s Retirement Plan accounts. Starting in fiscal 2008, participants will receive profit sharing payments in cash unless they elect to defer all or a portion of such payments to the Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code currently caps certain contributions to a participant’s Retirement Plan accounts, such as company matching contributions, before-tax contributions, after-tax contributions and profit-sharing contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining benefits under the Retirement Plan.
Supplemental Executive Retirement Plan
      To the extent contributions to the Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including the named executive officers (other than Mr. Thorsteinson), are eligible to participate in our SERP, provided such participant makes the election to participate prior to the beginning of the year. The SERP is an unfunded, nonqualified plan intended to make up the difference between the amount actually allocated to a participant’s account under the Retirement Plan and the amount that, in the absence of Internal Revenue Code limits, would have been allocated to a participant’s account as before-tax contributions plus company-matching contributions and profit sharing contributions. In addition, the Compensation Committee may, in its discretion, provide for the deferral of other compensation under the SERP, including equity awards.
      Deferred compensation will be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment is terminated. Participants are required to select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts may not be withdrawn prior to their payment start date, except to meet an “unforeseeable financial emergency” as defined under Internal Revenue Code Section 409A or in the event of a change in control of Harris. Payments to “key employees” as defined under the Federal tax laws are delayed at least six months after termination of employment.
      Participants in the SERP are immediately vested in contributions they make and are fully vested in the remainder of their accounts upon termination of employment on or after their normal retirement date, disability or death. Participants also become fully vested when they have provided four years of service to us — this was recently lowered from six years. The vesting provisions of the SERP are the same as the vesting provisions of our Retirement Plan.
      Earnings on amounts credited to participants’ accounts in our SERP are based upon participant selections among investment choices which mirror the investment choices available to participants in our Retirement Plan. Participants may elect to invest in the Harris stock fund account. Amounts invested in the Harris stock fund account are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. No above-market or preferential earnings are paid or guaranteed on investment choices.
      Amounts credited to participants’ accounts in the SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” but the assets in such trust are subject to the claims of our creditors and participants are treated as our unsecured general creditors.

Nonqualified Deferred Compensation Table
      The following table provides summary information with respect to amounts credited, earnings and account balances for our named executive officers under our SERP, which, with the exception of Mr. Lance’s Supplemental Pension Plan, is our only defined contribution or other plan that provides for the deferral of compensation to our executive officers on a basis that is not tax-qualified. Mr. Thorsteinson does not participate in the SERP.

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings		Aggregate
	in Last	in Last	in Last	Aggregate	Balance
	Fiscal Year($)	Fiscal Year($)	Fiscal Year($)	Withdrawals/	at Last
Name	(1)	(2)	(3)	Distributions($)	Fiscal Year End($)

Howard L. Lance	$324,192	$484,704	$206,959	$0	$2,471,189

Gary L. McArthur	$61,392	$77,497	$73,672	$0	$469,246

Robert K. Henry	$100,623	$139,258	$310,964	$0	$1,753,045

Timothy E. Thorsteinson	$0	$0	$0	$0	$0

Jeffrey S. Shuman	$67,046	$34,608	$15,295	$0	$134,656

(1)	The amounts in this column represent contributions by the named executive officers to our SERP in respect of the portion of salary or annual cash incentive that has been deferred and credited during fiscal 2007. The portion representing deferral of base salary is included in the Summary Compensation Table on page 38 in the “Salary” column. The portion representing deferral of annual cash incentives is the deferral during fiscal 2007 of Annual Incentive Plan payments in respect of fiscal 2006 performance. Any contributions by the named executive officers of deferred Annual Incentive Plan payments in respect of fiscal 2007 performance will be contributions in fiscal 2008.

(2)	The amounts in this column represent contributions by us, the amounts of which are included in the Summary Compensation Table on page 38 in the “All Other Compensation” column. Contributions by us in fiscal 2007 include profit sharing payments contributed by us in September 2006 in respect of fiscal 2006 performance. Profit sharing contributions to be made by us in respect of fiscal 2007 performance will be credited to the accounts of named executive officers in fiscal 2008.

(3)	None of the earnings in this column are included in the Summary Compensation Table on page 38 because they were not preferential or above-market.
POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL
      This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) termination by Harris for cause; (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason; (4) involuntary termination by Harris without cause; (5) death; (6) disability; or (7) termination by Harris without cause or by the named executive officer for good reason following a change in control.
Employment Agreement — Howard L. Lance
      In December 2004, our Board approved, and Harris and Mr. Lance entered into, a letter agreement providing for Mr. Lance’s continued employment as Harris’ CEO and President, and his continued service as a director and Chairman. Mr. Lance’s agreement provides for an indefinite term of employment ending on termination of Mr. Lance’s employment either by Harris with or without “cause,” or upon Mr. Lance’s resignation for “good reason” (as such terms are defined in the agreement), other resignation, death, disability or retirement.
      Under Mr. Lance’s letter agreement, “cause” generally means a material breach by Mr. Lance of his duties and responsibilities as CEO or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris. In addition, “good reason” generally means, without Mr. Lance’s consent: (a) a reduction in annual base salary or current annual incentive target award, other than a reduction also applicable to our other senior executive officers; (b) the removal of or failure to elect or reelect Mr. Lance as President or CEO or Chairman of the Board; (c) the assignment of duties or responsibilities that are materially inconsistent with Mr. Lance’s position with Harris; and (d) a requirement that Mr. Lance relocate to a location more than 50 miles from where our principal place of business is currently located.
      In the event Mr. Lance’s employment is terminated by Harris without cause, which Harris is entitled to do upon 30 days’ prior written notice, or by Mr. Lance for good reason, then Mr. Lance would be entitled to receive from Harris (i) continuation of his then-current base salary for a period of two years; (ii) his pro-rated annual incentive bonus for the year of termination; (iii) without duplication, his accrued but unpaid base salary through the date of termination, his earned but unpaid bonus for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees; (iv) continued participation in the medical, dental, hospitalization, short-term and long-term disability, and group life insurance coverage plans of Harris in which he was participating on the date of termination until 24 months following such date of termination (or, if earlier, until the date or dates on which he receives comparable coverage and benefits under the plans and programs of a subsequent employer); (v) during the two-year period following termination and notwithstanding the terms and conditions of his stock option and restricted stock agreements, continued vesting of his unvested restricted stock and/or options, and as to vested stock options, continued exercisability until the date which is three months after the end of such two-year period; (vi) pro-rated vesting of his outstanding performance share awards pursuant to Harris’ performance targets and resulting performance; and (vii) outplacement services at Harris’ expense for up to one year following the date of termination in accordance with the practices of Harris as in effect from time to time for senior executives.
      In the event Mr. Lance’s employment is terminated by Harris for cause or upon Mr. Lance’s resignation other than for good reason, death, disability or retirement, then Mr. Lance (or his estate or legal representative, as appropriate) shall be entitled to receive from Harris his accrued but unpaid base salary through the date of termination, his earned but unpaid annual incentive bonus for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other compensation benefits in accordance with the terms of applicable Harris plans or employee benefit programs for terminated employees. In the event Mr. Lance’s employment is terminated as a result of his death or disability, he shall also be entitled to other compensation benefits in accordance with the terms of applicable Harris plans for employees who die or become disabled, as appropriate.
      Mr. Lance is also entitled to the benefits under his Supplemental Pension Plan in the event Mr. Lance’s employment is terminated by Harris without cause, by Mr. Lance for good reason or as a result of disability or eligible retirement. For additional information regarding Mr. Lance’s Supplemental Pension Plan, see the “Pension Benefits in Fiscal 2007” section of this proxy statement.
      Mr. Lance’s agreement also provides that he may not, for a one-year period following termination of his employment for any reason (or a two-year period if he is receiving severance from Harris), without Harris’ prior written consent, associate with an enterprise that competes with Harris, and, during his employment with Harris and for a two-year period following termination of his employment for any reason, solicit any customer or any employee of Harris to leave Harris.
      Payments and obligations to Mr. Lance following a change in control are governed by Mr. Lance’s change in control severance agreement discussed below.

Employment Agreement — Timothy E. Thorsteinson
      In January 2007, we entered into a letter agreement with Mr. Thorsteinson providing for his employment as President of our Broadcast Communications Division. Under the terms of his agreement, Mr. Thorsteinson is entitled to participate in the benefit programs offered to our Canada-based employees. In addition, if we terminate Mr. Thorsteinson’s employment without cause, he will be entitled to receive a lump sum severance payment equal to his then-current base salary plus the amount of his annual cash incentive payment in respect of the fiscal year prior to the termination date. Payments and obligations to Mr. Thorsteinson following a change in control are covered by his change in control severance agreement discussed below.
Severance Agreement — Jeffrey S. Shuman
      In July 2005, we provided Mr. Shuman an offer letter as an incentive for him to join us as Vice President, Human Resources & Corporate Relations. Under the terms of the offer letter, Mr. Shuman is entitled to participate in Harris’ comprehensive employee benefit programs, executive long-term disability insurance coverage, Retirement Plan and SERP. In addition, if we terminate Mr. Shuman’s employment other than for cause or performance reasons, the offer letter provides that he will be entitled to receive one year of severance in the form of base salary and pro-rated incentive compensation. Payments and obligations to Mr. Shuman following a change in control are governed by his change in control severance agreement discussed below.
     Executive Change in Control Severance Agreements
      To provide continuity of management and dedication of our executives in the event of a threatened or actual change in control of Harris, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including the named executive officers, are provided with severance benefits in the event (a) an executive terminates his employment for good reason within two years of a change in control, or (b) Harris terminates the executive’s employment within two years of a change in control of Harris for any reason other than for cause (all terms as defined in the severance agreement). Under the change in control severance agreement, the executive agrees not to voluntarily terminate his or her employment with us during the six-month period following a change in control.
      Under the change in control severance agreements, a “change in control” generally means the occurrence of any one of the following events:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	a change in the majority of our Board not approved by two-thirds of our incumbent directors;

•	the consummation of a merger, consolidation or reorganization unless immediately following such transaction: (i) more than 80% of the total voting power of Harris resulting from the transaction is represented by shares that were voting securities of Harris immediately prior to the transaction; (ii) no person becomes the beneficial owner of 20% or more of the total voting power of the outstanding voting securities as a result of the transaction; and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were incumbent directors of Harris at the time of the Board’s approval of the execution of the initial agreement providing for the transaction; or

•	our shareholders approve a plan of complete liquidation or dissolution of Harris or the sale or disposition of all or substantially all of our assets.
      Also, under these agreements, “good reason” generally means:

•	a reduction in the executive’s annual base salary or current annual incentive target award;

•	the assignment of duties or responsibilities that are materially inconsistent with the executive’s position immediately prior to a change in control;

•	a material adverse change in the executive’s reporting responsibilities, titles or offices with Harris as in effect immediately prior to a change in control;

•	any requirement that the executive be based more than fifty miles from the facility where the executive was located at the time of the change in control; or

•	failure of Harris to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.
      In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to Harris.
      If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the severance agreement), any compensation deferred by the executive other than under a tax-qualified plan and any accrued vacation pay; and (b) from one to three times (based upon the executive’s position) the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination and from one to three times (based upon the executive’s position) the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. Payment amounts are three times salary and bonus for Messrs. Lance, Henry and Shuman, which for Mr. Lance was agreed upon in his employment letter agreement and for Mr. Shuman was agreed in his offer letter, and two times salary and bonus for Messrs. McArthur and Thorsteinson. In addition, for the two years following the date of termination, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreement also provides for a tax gross-up payment to the executive in the event that payment of any severance benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code. In addition, pursuant to the change in control severance agreement, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under such severance agreement.
Payments and Benefits Upon any Termination
      Our salaried employees, including the named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (a) accrued salary and pay for unused vacation; (b) distributions of vested plan balances under our Retirement Plan or SERP; and (c) earned but unpaid bonuses. For a description of the SERP and the account balances credited to the named executive officers in the SERP as of June 29, 2007, see the Nonqualified Deferred Compensation Table on page 47. The amounts shown below in the “Tables of Potential Payments Upon Termination or Change in Control” do not include these elements of compensation or benefits.
Termination for Cause
      A named executive officer whose employment is terminated by Harris for cause is not entitled to any compensation or benefits other than those paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation” in the “Compensation Discussion and Analysis” section of this proxy statement, depending upon the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards, vested and unvested options, performance shares, performance share units, restricted shares and restricted stock units are automatically forfeited following a termination for cause or misconduct.
Involuntary Termination Without Cause
      In the case of termination of employment other than for cause, neither Mr. McArthur nor Mr. Henry is contractually entitled to any compensation or benefits other than those that are paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors. Unvested options, restricted shares and restricted stock units are forfeited following an involuntary termination, vested options may be exercised until the sooner of three months of such termination or the regularly scheduled expiration date and performance shares and performance share units will be paid out pro-rata after the end of the relevant performance period based upon the number of months worked during such performance period.
      Compensation and benefits payable to Messrs. Lance, Thorsteinson and Shuman in the case of termination of employment other than for cause are described above under the description of their respective employment letter agreements or offer letter.
Voluntary Termination
      A named executive officer who voluntarily terminates employment other than due to retirement or for good reason, is not entitled to any benefits other than those that are paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards, vested and unvested options, restricted shares, restricted stock units, performance shares and performance share units are automatically forfeited following a voluntary termination.
Death
      In the event of termination of employment as a result of death, the beneficiaries of named executive officers are eligible for benefits under the death benefit programs generally available to our U.S.-based employees, including basic group life insurance paid by Harris and supplemental group life insurance elected and paid for by employees. Mr. Lance also has additional life insurance coverage as discussed above in the “Compensation Discussion and Analysis” section of this proxy statement. In the event of death:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the number of months worked during the fiscal year and are paid following the fiscal year-end based upon our performance;

•	restricted shares, restricted stock units, performance shares or performance share units are paid to the beneficiary pro-rata based upon the number of months worked during the restricted period or performance period, as applicable, with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options immediately fully vest and shall be exercisable by the beneficiaries for up to 12 months following the date of death but no later than the expiration date.
Disability
      In the event of termination of employment as a result of disability, named executive officers are eligible for benefits in disability programs generally available to our U.S.-based employees. These include a long-term disability income benefit and, in most cases, continuation of medical and life insurance coverage applicable to active employees while disabled. In the event of disability:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid out pro-rata based upon the number of months worked during the fiscal year and are paid following the fiscal year-end based upon our performance;

•	restricted shares, restricted stock units, performance shares and performance share units are paid pro-rata based upon the number of months worked during the restricted period or performance period, as applicable, with performance shares and performance share units paid at the end of the three-year performance period based upon our performance; and

•	options continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date.

Retirement
      As of June 29, 2007, none of our named executive officers is retirement-eligible. In the event of termination of employment as a result of retirement, a named executive officer would receive retirement benefits generally available to our salaried employees. These include the benefits under our Retirement Plan, SERP and, in certain cases, retiree medical, dental and vision coverage. In the event of retirement:

•	account balances in our Retirement Plan and SERP become fully vested;

•	annual incentive awards are paid pro-rata based upon the number of months worked during the fiscal year and are paid following the fiscal year-end based upon our performance;

•	after age 62 with ten or more years of service, options continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date;

•	before age 62, but after age 55 with ten or more years of service, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited;

•	restricted shares and restricted stock units are paid pro-rata based upon the number of months worked during the restricted period; and

•	performance shares and performance share units are paid pro-rata based upon the number of months worked during the performance period, with such shares or units paid at the end of the performance period based upon our performance.
Change in Control
      Each of our named executive officers is party to a change in control severance agreement providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” on page 49. In addition, upon a change in control and irrespective of employment status:

•	annual incentive awards are fully earned and paid out promptly following the change in control at not less than the target level;

•	all options immediately vest and become exercisable;

•	all restricted shares immediately vest;

•	all restricted stock units immediately vest and will be paid immediately; and

•	all performance shares and performance share units are deemed fully earned and fully vested and will be paid at the end of the performance period, subject to accelerated pay-out or forfeiture in certain circumstances.
Tables of Potential Payments Upon Termination or Change in Control
      The following tables set forth the details on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason, including termination for cause, voluntary termination, termination by the executive for good reason, involuntary termination without cause, death, disability or termination without cause or for good reason following a change in control. The tables also set forth the amount of potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are also based on the following:

•	The applicable provisions in the agreements and other arrangements between the named executive officer and Harris, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy;

•	We have assumed that the termination event occurred effective as of June 29, 2007, the last day of our fiscal year 2007;

•	We have assumed that the value of our common stock was $54.55 per share based on the closing market price on June 29, 2007, the last trading day of our fiscal year 2007 and that all unvested options not automatically forfeited were exercised on such day;

•	The designation of an event as a resignation or retirement is dependent upon an individual’s age. We have assumed that an individual over the age of 55 and who has completed at least ten years of service has retired, and an individual who does not satisfy these criteria has resigned;

•	Cash compensation includes multiples of salary and annual incentive, and does not include paid or unpaid salary or annual incentive compensation earned in respect of fiscal 2007 as a named executive officer is entitled to annual incentive compensation if employed on June 29, 2007;

•	The value of accelerated performance shares and performance share units is based upon the target number of performance shares and performance share units previously granted and does not include performance shares for the three-year performance period ended June 29, 2007, which performance shares for such three-year performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2007 Table on page 44 of this proxy statement;

•	We have not included in the tables the value of any options that were vested prior to June 29, 2007;

•	We have not included in the tables any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 47 of this proxy statement;

•	Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit;

•	In the event of termination by Harris without cause or by the named executive officer for good reason following a change in control, “Other Benefits” includes $4,000 for placement services and $5,000 for financial or tax planning services as set forth in the change in control severance agreement and also includes relocation assistance estimated at $220,000; and

•	Amounts shown in the “Reimbursement of Excise Tax” line reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other taxes imposed on this additional amount. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of 2002 through 2006. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is greater than three times the average base amount, it is subject to an excise tax.

Howard L. Lance

								Termination by
								Harris without
				Involuntary			Change in	Cause/by Executive
	Termination		Termination By	Termination by			Control	for Good Reason
Executive Benefits and Payment Upon	by Harris	Voluntary	Executive for	Harris without			without	Following a
Termination	for Cause	Termination	Good Reason	Cause	Death	Disability	Termination	Change in Control

Cash Compensation	$0	$0	$1,900,000	$1,900,000	$0	$0	$0	$8,400,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$5,057,613	$5,057,613	$5,473,400	$5,473,400	$5,473,400	$5,473,400
Value of Accelerated Unvested Performance Shares	$0	$0	$2,203,820	$2,203,820	$2,203,820	$2,203,820	$4,320,360	$4,320,360
Health and Welfare Benefits	$0	$0	$51,906	$51,906	$0	$0	$0	$51,906
Other Benefits	$0	$0	$4,000	$4,000	$0	$0	$0	$229,000
Supplemental Pension Plan**	$0	$0	$181,198	$181,198	$—	$50,030	$0	$261,046
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$0

TOTAL***	$0	$0	$9,217,339	$9,217,339	$7,677,220	$7,677,220	$9,793,760	$18,474,666

*	Under the terms of Mr. Lance’s employment letter agreement, if his employment is terminated by Harris without cause or by Mr. Lance for good reason, stock options continue to vest for 24 months. The amount shown represents the intrinsic value of such unvested options that would vest during such 24 month period based upon the $54.55 closing market price of our common stock on June 29, 2007.

**	The Supplemental Pension Plan benefit payments shown above are annual amounts and are paid in monthly installments for Mr. Lance’s remaining lifetime. For termination for good reason and for termination without cause, commencement of payments is deferred for two years. For disability, payments commence immediately, offset by long-term disability benefits. For termination following a change in control, commencement of payments is deferred for three years.

***	Excludes annuity benefits payable from the Supplemental Pension Plan.
Gary L. McArthur

									Termination by
			Termination						Harris without
			By	Involuntary				Change in	Cause/by Executive
	Termination		Executive	Termination				Control	for Good Reason
Executive Benefits and Payment Upon	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$0	$0	$0	$0		$0	$1,280,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$689,530	$689,530	(1)	$689,530	$689,530
Value of Accelerated Unvested Restricted Shares	$0	$0	$0	$0	$515,194	$515,194		$545,500	$545,500
Value of Accelerated Unvested Performance Shares	$0	$0	$309,117	$309,117	$309,117	$309,117		$665,510	$665,510
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$34,113
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$229,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$641,104

TOTAL	$0	$0	$309,117	$309,117	$1,513,841	$1,513,841		$1,900,540	$4,084,757

Robert K. Henry

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and Payment Upon	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$0	$0	$0	$0		$0	$2,880,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$1,342,273	$1,342,273	(1)	$1,342,273	$1,342,273
Value of Accelerated Unvested Restricted Shares	$0	$0	$0	$0	$2,363,833	$2,363,833		$2,727,500	$2,727,500
Value of Accelerated Unvested Performance Shares	$0	$0	$640,054	$640,054	$640,054	$640,054		$1,292,835	$1,292,835
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$25,809
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$229,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$0

TOTAL	$0	$0	$640,054	$640,054	$4,346,160	$4,346,160		$5,362,608	$8,497,417
Timothy E. Thorsteinson

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$1,099,504	$1,099,504	$0	$0		$0	$2,199,008
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$494,680	$494,680	(1)	$494,680	$494,680
Value of Accelerated Unvested Restricted Stock Units	$0	$0	$0	$0	$684,905	$684,905		$1,374,660	$1,374,660
Value of Accelerated Unvested Performance Share Units	$0	$0	$367,304	$367,304	$367,304	$367,304		$720,060	$720,060
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	30,978
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$229,000
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$0

TOTAL	$0	$0	$1,466,808	$1,466,808	$1,546,889	$1,546,889		$2,589,400	$5,048,386

Jeffrey S. Shuman

									Termination by
									Harris without
			Termination	Involuntary				Change in	Cause/by Executive
	Termination		By Executive	Termination				Control	for Good Reason
Executive Benefits and	by Harris	Voluntary	for Good	by Harris				without	Following a Change
Payment Upon Termination	for Cause	Termination	Reason	without Cause	Death	Disability		Termination	in Control

Cash Compensation	$0	$0	$355,000	$355,000	$0	$0		$0	$2,040,000
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$0	$0	$609,818	$609,818	(1)	$609,818	$609,818
Value of Accelerated Unvested Restricted Shares	$0	$0	$0	$0	$767,110	$767,110		$981,900	$981,900
Value of Accelerated Unvested Performance Shares	$0	$0	$434,582	$434,582	$434,582	$434,582		$840,070	$840,070
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0		$0	$37,344
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0		$0	$1,039,958
Other Benefits	$0	$0	$0	$0	$0	$0		$0	$229,000

TOTAL	$0	$0	$789,582	$789,582	$1,811,510	$1,811,510		$2,431,788	$5,778,090

(1)	In the event of termination of employment as a result of disability, stock options continue to vest in accordance with the vesting schedule. The amount shown represents the intrinsic value of such unvested options that would vest during such vesting period based upon the $54.55 closing market price of our common stock on June 29, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.
      Based solely upon a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2007.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered
Public Accounting Firm
      E&Y served as Harris’ independent registered public accounting firm for the fiscal year ended June 29, 2007. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y was also engaged by us during fiscal 2007 to perform certain audit-related services.
      The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended June 29, 2007 and June 30, 2006 and fees for other services rendered by E&Y during those periods.

	Fiscal 2007	Fiscal 2006

Audit Fees	$4,005,100	$4,236,100
Audit-Related Fees	$1,227,300	141,400
Tax Fees	0	0
All Other Fees	0	0

Total	$5,232,400	$4,377,500

      Audit Fees. Audit services include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of Harris’ quarterly reports on Form 10-Q, SEC registration statements, accounting and reporting consultations and statutory audits required internationally for subsidiaries of Harris.
      Audit-Related Fees. Services within audit-related fees include the stand-alone audit of the Microwave Communications Division in connection with its combination with Stratex Networks, Inc. and transaction due diligence.
      Tax Fees. No tax-related services were rendered or fees billed for the fiscal years ended June 29, 2007 and June 30, 2006.
      All Other Fees. For the fiscal years ended June 29, 2007 and June 30, 2006, no professional services were rendered or fees billed for other services not included within Audit Fees, Audit-Related Fees or Tax Fees.
      E&Y did not perform any professional services related to financial information systems design and implementation for Harris in fiscal 2007 or fiscal 2006.
      The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.
      In fiscal 2007, E&Y served as the independent registered public accounting firm for Harris Stratex Networks, Inc., a publicly-traded company of which we own approximately 57% of the outstanding shares. The audit committee of Harris Stratex Networks, Inc. is responsible for reviewing and pre-approving the scope and cost of services provided by its independent registered public accounting firm. The fees set forth above do not include the fees paid by Harris Stratex Networks, Inc. to E&Y for services rendered to Harris Stratex Networks, Inc.
Pre-Approval of Audit
and Non-Audit Services
      Under the Audit Committee Pre-Approval Policy and Procedures, as adopted by the Audit Committee, the Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair their independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.
      At the start of each fiscal year, the Audit Committee is asked to pre-approve the audit services, audit-related services and tax services together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal 2007, were pre-approved in accordance with this policy.
      If we seek to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.
Appointment of Independent
Registered Public Accountants
for Fiscal 2008
      The Audit Committee has appointed E&Y to audit our books and accounts for the fiscal year ending June 27, 2008.
      Although applicable law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment. We expect that a representative of E&Y will be present at the 2007 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.
      As provided in the Audit Committee’s Charter and as discussed above, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While Harris has a very long-standing relationship with E&Y, the Audit Committee continuously evaluates the independence and effectiveness of the independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that the Audit Committee and our shareholders are receiving the best and most cost effective audit services available, the Audit Committee periodically considers issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement. If we determine to use a request for proposal process, that could result in a firm other than E&Y providing audit engagement services to us in later years.
Recommendation Regarding Proposal 2
      The affirmative vote of a majority of the shares represented at the 2007 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.
      Our Board of Directors recommends that you vote FOR ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending June 27, 2008.
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
      Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy for the 2008 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May 21, 2008. Such proposals will need to be in writing and to comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.
      In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2008 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy statement, we must receive notice of the matter not less than 90 nor more than 120 days prior to October 26, 2008. Thus, to be timely, the notice of a proposal for the 2008 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than June 28, 2008 and no later than July 28, 2008. Further, any proxy granted with respect to the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above. Each notice of director nomination must contain the name and address of the shareholder who intends to make the nomination and the number of shares of our common stock owned of record and beneficially by the shareholder; the name, address and written consent of the nominee; and the number of all shares of our common stock owned of record and beneficially by the nominee, as reported to the shareholder by the nominee; and any other nominee information as would be required to be disclosed in a proxy solicitation. A copy of our By-Laws is available on the Corporate Governance section of our website at www.harris.com/harris/cg/. You may also obtain a copy of our By-Laws upon written request to our Corporate Secretary at the address below.
      A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded. You should address all nominations or proposals to:

Corporate Secretary
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919
DISCRETIONARY VOTING ON OTHER MATTERS
      Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2007 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal to be properly presented at the 2007 Annual Meeting of Shareholders has passed. If any other matter is properly brought before the 2007 Annual Meeting of Shareholders, the persons named in the proxy card and voting instructions intend to vote the shares for which we have received proxies in accordance with their best judgment.
MISCELLANEOUS MATTERS
Annual Report on Form 10-K
      Our Annual Report on Form 10-K for our fiscal year ended June 29, 2007 was mailed to our shareholders with this proxy statement. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. The Annual Report on Form 10-K also has been filed with the SEC. Shareholders may obtain a copy by:

•	Writing to our Corporate Secretary at: Harris Corporation 1025 West NASA Boulevard Melbourne, FL 32919; or

•	Calling (321) 727-9100.
      A copy is also available on the Investor Relations section of our website at www.harris.com/investor-relations.html.
Shareholder List
      A list of our shareholders of record as of the August 31, 2007 record date will be available for examination for any purpose germane to the 2007 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least ten days prior to the 2007 Annual Meeting of Shareholders and also will be available for examination at the 2007 Annual Meeting of Shareholders.
By Order of the Board of Directors
Scott T. Mikuen
Vice President, Associate
General Counsel and
Corporate Secretary
Melbourne, Florida
September 18, 2007

Appendix A
HARRIS CORPORATION
CORPORATE GOVERNANCE PRINCIPLES
OF THE
BOARD OF DIRECTORS

I.	INTRODUCTION.
      The Board of Directors (the “Board”) of Harris Corporation (the “Corporation”), acting on the recommendation of its Corporate Governance Committee, has developed and adopted these principles as a general guide to assist the Board in carrying out its responsibilities and to promote the effective functioning of the Board and its committees. The Board, on behalf of the Corporation and its shareholders, oversees and provides general direction to the management of the Corporation.
      In addition to other Board or committee responsibilities outlined below, the responsibilities of the Board include: reviewing the overall operating, financial and strategic plans and performance of the Corporation; selecting and evaluating the Corporation’s Chief Executive Officer (“CEO”), either directly or through a committee overseeing the appointment and evaluation of the Corporation’s senior officers; overseeing appropriate policies of corporate conduct and compliance with laws; and, reviewing the process by which financial and non-financial information about the Corporation is provided to employees, management, the Board and the Corporation’s shareholders.
      The Corporation’s senior officers, under the direction of the CEO, are responsible for the operations of the Corporation, implementation of the strategic, financial, and management plans of the Corporation, preparation of financial statements and other reports that accurately reflect requisite information about the Corporation, and timely reports which inform the Board about the foregoing matters.
      These principles are not intended as binding legal obligations or inflexible requirements, and are not intended to interpret applicable laws and regulations or modify the Corporation’s Certificate of Incorporation or By-laws. These principles are subject to modification and the Board in the exercise of its discretion, shall be able to deviate from these principles from time to time, as the Board may deem appropriate or desirable or as required by applicable laws and regulations.

II.	BOARD COMPOSITION.
      (a) Size of the Board; Staggered Board. The Board will periodically review the appropriate size of the Board given factors deemed relevant to the Board, including providing for sufficient diversity among non-employee directors while also facilitating substantive discussions and input in which each director can meaningfully participate. The Corporation’s Certificate of Incorporation and By-laws currently provide that the authorized number of directors will be not less than eight or more than thirteen. The Board is classified with the terms of office of each of the three classes of directors ending in successive three-year terms, as provided in the Corporation’s Certificate of Incorporation. The Board believes that this staggered election of directors helps maintain continuity and stability of the work of the Board and assists in conducting long-term strategic planning, which is vital to the Corporation’s future success.
      (b) Majority of Independent Directors. A majority of the directors serving on the Board will meet the standard of director independence set forth in the New York Stock Exchange listing standards as the same may be amended from time to time (the “listing standards”), as well as other factors not inconsistent with the listing standards that the Board considers appropriate for effective oversight and decision-making by the Board.
      (c) Affirmative Determination of Independence. The Board will affirmatively determine annually and at other times required by the listing standards that the directors designated as independent have no material relationships to the Corporation (either directly or with an organization in which the director is a partner, shareholder or officer or is financially interested) that may interfere with the exercise of their independence from management and the Corporation. If the Board determines that a director has a relationship which is not material, the Corporation will disclose the determination in its annual proxy statement, provided that the Board may adopt and disclose categorical standards to assist it in making determinations of independence and disclose if a director meets these standards.
      (d) Management Directors. The Board anticipates that the Corporation’s CEO will be nominated to serve on the Board. The Board may also appoint or nominate other members of the Corporation’s management whose experience and role at the Corporation are expected to help the Board fulfill its responsibilities.
      (e) Selection of Chairman and Presiding Independent Director. The Board will periodically appoint a Chairman of the Board. The Board believes it is appropriate and efficient for the Corporation’s CEO also to serve as Chairman. However, the Board retains the authority to separate those functions in the future if it deems such action is appropriate. The Board has adopted a procedure for the selection of an individual to act as Chairperson to preside at the sessions of independent directors. The procedure requires the annual rotation of the individual to chair the Board sessions of independent directors among the Chairpersons of each of the Board committees, in alphabetical order by committee name. The Corporation will appropriately disclose: (i) the procedure by which such presiding director is chosen; and (ii) the method by which interested parties may contact the independent directors. The Board has considered the concept of a “lead” non-employee director and believes that rather than designating a lead non-employee director, the annual rotation of an independent director to chair the Board sessions of independent directors is more effective.
      (f) Selection of Board Nominees. The Board has overall responsibility for the selection of candidates for nomination or appointment to the Board. The Corporate Governance Committee will evaluate and recommend director candidates to the Board for nomination or appointment. The Board will determine the individuals to be nominated to serve on the Corporation’s Board for election by shareholders at each annual meeting of shareholders, and to be appointed to fill vacancies on the Board.
      (g) Board Membership Criteria. The Board’s policy is to encourage the selection of directors who will contribute to the Corporation’s overall corporate goals including: responsibility to its shareholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board, based on the recommendation of the Corporate Governance Committee, will select new nominees for the position of director considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•	Giving due consideration to potential conflicts of interest, current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	Ability and willingness to commit adequate time to Board and committee matters including attendance at Board meetings, committee meetings, and annual shareholders meetings;

•	Fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation and the interests of its shareholders; and

•	Diversity of viewpoints, background, experience and similar demographics.
      The Board and the Corporate Governance Committee will, from time to time, review the experience and characteristics appropriate for Board members and director candidates in light of the Board’s composition at the time and the skills and expertise needed for effective operation of the Board and its committees.
      (h) Term Limits; Retirement; Change in Status; Other Directorships.

(i) No Term Limits. The Board does not impose term limits, because of the belief they could unnecessarily interfere with the continuity, diversity, developed experience and knowledge, and the long-term outlook of the Board. The Board, based on recommendations by the Corporate Governance Committee, will review the prior service of the director who is eligible to be re-nominated for Board membership, including an assessment of individual director performance, attendance, length of service, number of other public and private corporation boards on which the individual serves, composition and requirements of the Board at that time, and other relevant factors.

(ii) Retirement Policy. Directors will retire from the Board effective at the end of the month in which they reach age 72. In the event that a director’s 72nd birthday falls within twelve months of the Annual Meeting of Shareholders at which such director would stand for re-election, such director shall not stand for re-election. Upon reaching age 72, a director shall tender his or her resignation.

(iii) Change in Status. Individual directors who (A) retire, or (B) change the primary job responsibility or employer they had when last elected or appointed to the Board, will promptly tender their resignation so that the Corporate Governance Committee and the Board may determine, on a case-by-case basis, whether the director’s continued Board membership is in the best interest of the Corporation, free from conflict of interests, and is otherwise appropriate.

(iv) Other Directorships. The Board recognizes that individuals should limit the number of boards on which they serve so they can give proper attention to each board responsibility. The Corporate Governance Committee shall consider the number of other boards on which a prospective nominee is a member. The Board believes that directors should simultaneously serve on no more than four other public company boards. Directors are expected to advise the Chairman of the Board, the Chairperson of the Corporate Governance Committee and the Corporate Secretary in advance of accepting any other company directorship. To avoid any potential conflict of interest, it is expected that Board members will refrain from serving as a director with any companies that compete with the Corporation.
      (i) Communications with Independent Directors. The Board will maintain procedures for interested parties to communicate with the non-employee directors. These procedures will be published in the Proxy Statement for each annual meeting of shareholders and posted on the Corporation’s internet site.

III.	BOARD COMPENSATION.
      The Board, through the Corporate Governance Committee, will review or request management or outside consultants (retained by or at the direction of the Corporate Governance Committee) to review appropriate compensation policies or changes in compensation policies for the directors serving on the Board and its committees. This review may consider Board compensation practices of other comparable public companies, contributions to the Board functions, time commitments expected for Board and committee service, and other appropriate factors. The Board believes that equity-based compensation is an important component of director compensation as it aligns the director’s interests with those of shareholders. The Board, upon the recommendation of the Corporate Governance Committee, may adopt share ownership guidelines for independent directors. The Corporate Governance Committee will review director compensation annually and recommend changes, if any, to the Board for approval.

IV.	BOARD MEETINGS.
      (a) Scheduling of Full Board Meetings and Committee Meetings. The Board meeting schedule and agenda are developed with direct input from directors. Meeting lengths vary as business and discussion dictate. Teleconference meetings may be used between regular meetings to address significant issues.
      During each fiscal year, the Board will generally hold six regular meetings. In consultation with each Committee Chairperson, the Chairman recommends a meeting schedule (including frequency and length of meeting) for the Board and meeting schedules and suggested agendas for the committees for the next two years. The schedule and agendas are reviewed by the Corporate Governance Committee and then presented to the full Board for approval.
      (b) Executive Sessions of Non-Management Directors. To ensure free and open communication among the non-management directors of the Board, each fiscal year the non-management directors will hold regularly scheduled executive sessions without management directors or management present, at such times and for such purposes as the non-management directors consider to be appropriate. For the convenience of the directors, these meetings may, but need not, be scheduled to coincide with the dates of regular Board meetings. The independent directors may invite the Corporation’s independent auditors, legal counsel, other consultants or advisors, finance staff and other employees to attend portions of these meetings. Non-management directors who are not independent under the rules of the New York Stock Exchange may participate in these executive sessions, but independent directors shall meet separately in executive session at least once per year.
      (c) Agenda. The Board shall be responsible for its agenda. The Chairman of the Board and the Corporate Secretary will have primary responsibility for suggesting the specific agenda for each meeting and arranging for the agenda to be sent in advance of the meeting to the directors along with appropriate written information and background materials. Each Board committee Chairperson and each individual director is encouraged to suggest specific items for inclusion on the agenda. The Chairperson and the full Board each separately may require the Board to meet in executive sessions to discuss sensitive matters with or without distribution of written materials.
      (d) Access to Management and Information; Meeting Materials Distributed in Advance. The Corporation’s management will afford each Board member full access to the Corporation’s management and employees and the outside auditors, legal counsel and other professional advisors for any purpose reasonably related to the Board’s responsibilities. Each director is entitled to: (i) inspect the Corporation’s books and records and obtain such other data and information as the director may reasonably request; (ii) inspect facilities as reasonably appropriate for the performance of director duties; and (iii) receive notice of all meetings in which a director is entitled to participate and copies of all Board and committee meeting minutes. Information and data that is important to the business and/or that related to items expected to be discussed or acted upon by the Board at a meeting, will be distributed to the Board before the Board meets. The Board intends that this information be understandable, organized and distributed in a timely manner to allow for meaningful review.
      (e) Independent Inquiries and Advisors. The Board is authorized to conduct investigations, and to retain, at the expense of the Corporation, independent legal, accounting, investment banking, or other professional advisors selected by the Board, for any matters relating to the purpose or responsibilities of the Board.

V.	BOARD COMMITTEES.
      (a) Committees. The committees of the Board are: the Audit Committee; Business Conduct and Corporate Responsibility Committee; Corporate Governance Committee; Finance Committee; and Management Development and Compensation Committee. The Board may, from time to time, establish additional committees or, subject to compliance with applicable law and applicable listing standards, dissolve or otherwise reconfigure existing committees.
      (b) Committee Member Selection. After considering the recommendations of the Corporate Governance Committee, the Board will designate the members and the Chairperson of each committee, endeavoring to match the committee’s function and needs for expertise with individual skills and experience of the appointees to the committee. Each member of the Audit, Business Conduct and Corporate Responsibility, Management Development and Compensation, and Corporate Governance Committees will be independent as defined in the applicable listing standards, laws and regulations and, in the case of the Audit Committee, who also satisfy the additional eligibility requirements of the SEC’s rules and regulations. The required qualifications for the members of each committee shall be set out in the respective committee’s charter.
      (c) Committee Functions. Each of the Board committees will have a written charter approved by the Board in compliance with applicable listing standards, laws and regulations. The number and content of committee meetings and means of carrying out committee responsibilities will be determined by each committee in light of the committee’s charter, the authority delegated by the Board to the committee, and legal, regulatory, accounting or governance principles applicable to that committee’s function. The Chairperson of each committee, in consultation with the appropriate members of the committee and management, will develop and approve the committee’s agenda. The Corporation’s management will afford access to the Corporation’s employees, professional advisors, and other resources, if needed, to enable committee members to carry out their responsibilities.

VI.	BOARD MEMBER RESPONSIBILITIES.
      (a) Director Responsibilities.

(i) Generally. The business and affairs of the Corporation shall be managed by or under the supervision and direction of the Board in accordance with Delaware law. The core responsibility of the Board of Directors is to exercise its fiduciary duty to act in the best interest of the Corporation and its shareholders. A director is expected to discharge his or her director duties, including duties as a member of a committee on which the director serves, in good faith and in a manner the director reasonably believes to be in the best interests of the Corporation.

(ii) Disclose Relationships. Each independent director is expected to disclose promptly to the Board any existing or proposed relationships with the Corporation (other than service as a Board member or on Board committees) which could affect the independence of the director under applicable listing standards or any additional standards as may be established by the Board from time to time, including direct relationships between the Corporation and the director and his or her family members, and indirect relationships between the Corporation and any business, nonprofit or other organization in which the director is a general partner or manager, officer, or significant shareholder, or is materially financially interested.

(iii) Reporting and Compliance Systems. Based on information available to the director, each director should be satisfied that Corporation management maintains an effective system for timely reporting to the Board or appropriate Board committees on the following: (i) the Corporation’s financial and business plans, strategies and objectives; (ii) the recent financial results and condition of the Corporation and its business segments; (iii) significant accounting, regulatory, competitive, litigation and other external issues affecting the Corporation; and (iv) systems of control which promote accurate and timely reporting of financial information to shareholders and compliance with laws and corporate policies. Based on information furnished by management or otherwise available to the Board, each director is expected to have a basic understanding of the foregoing matters.

(iv) Attendance and Preparation. Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of committees on which they serve, including advance review of meeting materials that may be circulated prior to each meeting. In the absence of unavoidable conflict, all Board members are also expected to attend the Annual Meeting of Shareholders. SEC rules require disclosure in the Corporation’s proxy statement of any director who fails to attend an aggregate of 75% of all Board and committee meetings and the number of Board members that attended the prior year’s Annual Meeting of Shareholders.

(v) Reliance on Management and Outside Advisors. In discharging responsibilities as a director, a director is entitled to rely in good faith on reports, opinions or other information provided by Corporation management, independent auditors, legal counsel, other consultants and advisors, and other persons as to matters the director reasonably believes to be within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

      (b) Code of Conduct and Ethics. Each member of the Board shall at all times exhibit high standards of integrity and ethical behavior. Each director shall adhere to the applicable Corporation policies concerning integrity and ethical behavior, including the Corporation’s Directors Standards of Business Conduct. In addition, directors must avoid any conflict between their own interests and the interests of the Corporation in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs.
      (c) Transactions Affecting Director Independence. Without the prior approval of a majority of disinterested members of the full Board, and, if required by the listing standards, the Audit Committee, the Corporation will not make significant charitable contributions to organizations in which a director or a family member of the director is affiliated, enter into consulting contracts with (or otherwise provide indirect forms of compensation to) a director, or enter into any relationships or transactions (other than service as a director and Board committee member) between the Corporation and the director (or any business or nonprofit entity or organization in which the director is a general partner, controlling shareholder, officer, manager, or trustee, or materially financially interested). Notwithstanding the foregoing, to the extent required to comply with SEC rules, no member of the Audit Committee will be an affiliated person of the Corporation or receive any direct or indirect compensation from the Corporation other than for service as a director and on committees on which the individual serves.
      (d) Orientation and Continuing Education. The Board is expected periodically to review appropriate policies and procedures for providing orientation sessions for newly elected or appointed directors, including background material on the Corporation, its business plans, legal affairs, and risk profile, and meetings with senior management, and recommending on an as-needed basis continuing director education programs for Board or committee members.

VII.	SUCCESSION PLANNING.
      (a) CEO Succession Planning. At least annually, the Board shall review a succession plan addressing the policies and principles for selecting a successor to the CEO, both in an emergency situation or retirement and in the ordinary course of business. The succession plan should include an assessment of the experience, performance, skills and planned career paths for possible successors to the CEO.
      (b) Management Succession Planning. The CEO will review with the Board management succession and development plans for senior officers.

VIII.	CEO EVALUATION AND EXECUTIVE COMPENSATION.
      (a) Evaluating and Approving Compensation for the CEO. The Board acting through the Management Development and Compensation Committee, annually reviews and evaluates the performance of the CEO and the Corporation against the Corporation’s goals and objectives and, acting through the independent directors, upon advice or with the assistance of the Management Development and Compensation Committee, approves the compensation and incentives of the CEO.

      (b) Evaluating and Approving Compensation of Senior Officers. The Board, acting through the Management Development and Compensation Committee, has the responsibility to approve overall compensation policies applicable to senior officers.

IX.	MANAGEMENT RESPONSIBILITY.
      (a) Financial Reporting and Legal Compliance. While the Board has an oversight function, the Corporation’s management has the primary responsibility for (i) preparing financial statements which accurately and fairly present the Corporation’s financial results and condition, and (ii) maintaining systems, procedures and corporate culture which comply with legal and regulatory requirements and the ethical conduct of the Corporation’s business.
      (b) Corporate Communications. Management has the primary responsibility to establish policies concerning the Corporation’s communications with investors, shareholders, the press, customers, suppliers and employees. The CEO and designated management speak for the Corporation. Inquiries from the press, shareholders, or others are referred to the CEO for response.
      (c) Communication of Corporate Governance Guidelines and Charters. As required by the listing standards, management will assure that the Corporation’s website includes a copy of these guidelines, copies of the charters of the Audit, Corporate Governance, and Management Development and Compensation Committees and, if applicable, other committees of the Board, and a copy of the Corporation’s standards of business conduct. Management will also include in the Corporation’s annual report to shareholders statements to the effect that this information is available on the Corporation’s website and in print to any shareholder who requests it.
      (d) Outside Directorships of Chief Executive Officer. The CEO’s first obligation is to the Corporation but it is recognized that service on outside boards may be beneficial. The CEO will advise the Board, in advance of his/her desire to accept a position on another board. The Board, based on recommendation of the Corporate Governance Committee will decide if such a directorship is appropriate.
      (e) Standards of Business Conduct. The Corporation maintains standards of business conduct which sets forth the Corporation’s commitment to integrity and ethical behavior in all aspects of its business activity. The standards are applicable to all of the Corporation’s directors, officers, and employees who are required to periodically verify their awareness of, and compliance with, the standards. The Business Conduct and Corporate Responsibility Committee has oversight responsibility for the standards.

X.	EVALUATION OF BOARD PERFORMANCE.
      The Board, acting through the Corporate Governance Committee, should conduct a self-evaluation at least annually to assess whether it is functioning effectively. The Corporate Governance Committee will periodically consider the mix of skills and experience that directors bring to the Board to assess whether the Board has the requisite experience and qualifications to perform its oversight function effectively.
      Each committee of the Board shall conduct a self-evaluation at least annually and report the results to the Board. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.

XI.	ELECTION OF DIRECTORS.
      Any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. A contested election shall be an election for which (i) the Secretary of the Corporation receives a notice in compliance with the applicable requirements for shareholder nominations for director set forth in the Corporation’s By-Laws and (ii) such proposed nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. The Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, unless such action would cause the Corporation to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event the Corporation shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a Form 8-K furnished to the Securities and Exchange Commission.
HARRIS CORPORATION CORPORATE GOVERNANCE PRINCIPLES
Historical Perspective:
      The “Responsibilities of Directors” evolved through discussions by the Board of Directors of Harris Corporation at a series of single-subject seminars, the first of which was held in 1960. It was formalized as a written document in 1965 and then updated in certain respects at meetings of the Board of Directors in 1972, 1977, and 1994.
      The “Administration of the Board of Directors” derived from the “Board of Directors Guidelines” which was first approved by the Board of Directors in 1988 and revised in 1994.
      The “Responsibilities and Administration of the Board of Directors” is a consolidation of the “Administration of the Board of Directors” and the “Responsibilities of Directors” guidelines by the Corporate Governance Committee of the Board of Directors in December 1997 and was approved by the Committee in February 1998.
      The “Harris Corporation Corporate Governance Principles” evolved through discussions by the Corporate Governance Committee of the Board of Directors at the Committee’s February 2001, February 2002, and June 2002 meetings and a discussion with the Board of Directors in April 2002. It was presented to the Board of Directors for approval and adopted by the Board at the June 28, 2002, meeting and was further amended by the Board of Directors on June 25, 2004, October 28, 2005, and February 23, 2007.

PROXY/VOTING INSTRUCTION CARD
HARRIS CORPORATION Annual Meeting of Shareholders — October 26, 2007
This proxy/voting instruction card is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.
You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. If you are a registered shareholder, by signing this proxy/voting instruction card you are hereby appointing HOWARD L. LANCE, GARY L. McARTHUR and SCOTT T. MIKUEN, jointly or individually, proxies with full power of substitution, to vote all shares you are entitled to vote at the Harris Corporation Annual Meeting of Shareholders on October 26, 2007 or any adjournments or postponements thereof. Unless otherwise instructed, the proxies will vote your shares FOR Proposal 1 — the election of three directors; and FOR Proposal 2— ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
If you are a participant in the Harris Corporation Retirement Plan, in connection with the Harris Corporation Annual Meeting of Shareholders on October 26, 2007 or any adjournments or postponements thereof, you may provide voting instructions to the Plan Trustee on how to vote the shares allocable to your Harris Corporation Stock Fund Account. If you do not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants have timely provided voting instructions.
This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign on the reverse side exactly as your name or names appear there. If stock is held in the name of joint holders, each should sign. If you are signing as trustee, executor, etc., please so indicate.
(This Proxy/Voting Instruction Card Is Continued And To Be Signed On The Reverse Side) A FOLD AND DETACH HERE A
YOUR VOTE IS IMPORTANT!
You can give voting instructions in one of three ways:
1. Vote over the Internet at http://www.proxyvoting.com/hrs by following the instructions on the reverse side of this card.
or
2. Call toll free 1-866-540-5760 on a Touch Tone telephone and follow the instructions on the reverse side of this card. There is NO CHARGE to you for this call.
or
3. Mark, sign and date your proxy/voting instruction card and return it promptly in the enclosed envelope.
PLEASE VOTE

The Board of Directors recommends a vote “FOR” all proposals
Proposal 1 — Election of Directors — The Board recommends a vote “FOR” each listed nominee as a Director for a three-year term expiring in 2010:
FOR AGAINST ABSTAIN —— —
01 Thomas A. Dattilo FOR AGAINST ABSTAIN —— — 02 Howard L. Lance FOR AGAINST ABSTAIN 03 James C. Stoffel
Please mark your vote as indicated in this example
The Board recommends a vote “FOR”
Proposal 2 — Ratification of the appointment for against abstain — by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm. I ........... 1 I .... 1 I
“PLEASE RETURN YOUR PROXY/VOTING INSTRUCTION CARD OR IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW”
This proxy/voting instruction card when properly executed will be voted in the manner instructed herein by the undersigned shareholder. If no instruction is made, this proxy/voting instruction card will be voted “FOR” the election of the Board of Directors’ nominees; and “FOR” Proposal 2, or, if you are a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the Plan.
n their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Signature(s) Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
A FOLD AND DETACH HERE A
INTERNET VOTING INSTRUCTIONS http://www.proxyvoting.com/hrs
Your Internet voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card. Have your proxy card in hand when you access the website. You cannot vote over the Internet after 11:59 p.m. (EST) on October 25, 2007.
TELEPHONE VOTING INSTRUCTIONS
Call Toll Free on a Touch-Tone Telephone ANYTIME 1-866-540-5760
There is no charge to you for this call.
Your telephone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card. You will need to have your proxy card in hand when voting. You cannot vote by telephone after 11:59 p.m. (EST) on October 25, 2007.
OPTION #1: To vote as the Board of Directors recommends on ALL proposals, press 1.
OPTION #2: To vote on EACH proposal and nominee separately, press 0. You will hear instructions for each proposal: Proposal 1: For each nominee: To vote FOR the nominee, press 1; AGAINST, press 9; ABSTAIN, press 0. Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
PLEASE DO NOT RETURN THE ABOVE
PROXY/VOTING INSTRUCTION CARD IF YOU VOTED OVER THE INTERNET OR BY PHONE.

STANDARD SCRIPT FOR REGISTERED SHAREOWNER TELEPHONE VOTING for MELLON
(Single # w/ company identifier embedded in control #)

Shareowner Hears This Script
Speech 1	Welcome to the Telephone voting site. Please enter your 11digit control number located in the lower right hand corner of the card.
Speech 2	To vote as the name of the company Board recommends on all proposals Press 1 now. To vote on each proposal separately — Press 0 now.
Speech 2A	If the voter chooses the 1st option of speech 2 — the following will be heard. You have voted as the Board recommended. If this is correct, press 1. If incorrect, Press 0.
Speech 2B	If the voter chooses the 2nd option of speech 2 — Speech 3 will follow.
Speech 3	Proposal 1.01 To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
Proposal 1.02 To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
Proposal 1.03 To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
Proposal 2 To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0
Speech 4	Your votes have been cast as follows: Proposal 1.01: For, Against, Abstain Repeat for All remaining proposals If this is correct, Press 1; if incorrect, Press 0
Closing A	Thank you for voting.
Closing B	Your votes have been canceled. If you would like to re-vote your proxy or if you would like to vote another proxy press 1 now, or press 0 to end this call.
Closing C	I’m sorry you’re having difficulty. Please try again or mark, sign and date the proxy card and return in the envelope provided.
Attend Meeting	If you plan to attend the Annual Meeting, Press 1 — if not, Press 0.
Vote Another Card	If you have received more than one proxy card you must vote each card separately. If you would like to vote another proxy press 1 now — to end this call press 0 now.